SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ELECTRONIC DATA SYSTEMS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ELECTRONIC DATA SYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 22, 2005

The Annual Meeting of Shareholders of Electronic Data Systems Corporation (“EDS”) will be held on Friday, April 22, 2005, at 1:00 p.m. local time, at the offices of EDS, 5400 Legacy Drive, Plano, Texas 75024. The purpose of the meeting is to:

•	elect two directors for a three-year term (or a one-year term if the proposal to repeal EDS’ classified board structure is approved);

•	ratify the appointment of KPMG LLP as independent auditors;

•	approve the Board of Directors’ proposal to amend the Certificate of Incorporation to repeal the classified board structure and provide for the annual election of all directors commencing with the 2006 annual meeting of shareholders;

•	approve the Board of Directors’ proposal to amend the Certificate of Incorporation to eliminate all supermajority voting requirements; and

•	act upon such other matters as may properly be presented at the meeting.

Only EDS shareholders of record at the close of business on March 1, 2005, will be entitled to vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card in the accompanying envelope or vote through the telephone or Internet voting procedures described on the proxy card. Your completed proxy, or your telephone or Internet vote, will not prevent you from attending the meeting and voting in person should you so choose.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, indicating your plans when prompted. If you are a shareholder of record, please bring the top portion of the proxy card to the meeting as your admission ticket. If your shares are held in street name (by a bank or broker, for example), you may bring a recent account statement to the meeting in lieu of the admission ticket.

By order of the Board of Directors,

Bruce N. Hawthorne Secretary

March 24, 2005

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 22, 2005

The Board of Directors of EDS is soliciting proxies to be used at the 2005 Annual Meeting of Shareholders (the “Meeting”). Distribution of this Proxy Statement and a proxy form is scheduled to begin on March 31, 2005. The mailing address of EDS’ principal executive offices is 5400 Legacy Drive, Plano, Texas 75024.

About the Meeting

Who Can Vote

Record holders of EDS Common Stock at the close of business on March 1, 2005, may vote at the Meeting. On that date, 517,645,921 shares of Common Stock were outstanding. Each share is entitled to cast one vote.

How You Can Vote

If you return your signed proxy, or vote by telephone or the Internet, before the Meeting, we will vote your shares as you direct. You can specify whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from each of the other proposals. Proposals 1 through 4 will be presented at the Meeting by management.

If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR Proposals 1 through 4.

If you participate in the EDS Stock Purchase Plan, the Common Stock fund under the EDS 401(k) Plan, the 2003 EDS Incentive Plan or a dividend reinvestment program, you may receive one proxy card for all shares registered in the same name. If your accounts are not registered in the same name, you will receive a separate proxy card for your individual plan shares. Generally, shares in these plans cannot be voted unless the proxy card is signed and returned, although shares held in the 401(k) Plan may be voted in the discretion of the plan trustee.

Revocation of Proxies

You can revoke your proxy at any time before it is exercised by: (1) delivering a written notice of revocation to the Corporate Secretary; (2) delivering another proxy that is dated later than the original proxy; or (3) attending the Meeting and voting by ballot.

Vote Required

The holders of a majority of the shares entitled to vote who are either present in person or represented by proxy at the Meeting will constitute a quorum for the transaction of business at the Meeting.

A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected to that slot. A proxy that has properly withheld authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For Proposal 2, the affirmative vote of the holders of a majority of the Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention with respect to this proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a vote against this proposal.

For Proposals 3 and 4, the affirmative vote of the holders of at least 80% of the outstanding Common Stock will be required for approval. Although an abstention with respect to Proposals 3 or 4 will not be voted, because these proposals must be approved by the affirmative vote of the holders of at least 80% of the outstanding Common Stock an abstention will have the effect of a vote against these proposals.

Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and on Proposals 2 and 3, even if it does not receive voting instructions from you. Proposal 4 is “non-discretionary,” meaning that brokers who hold shares for the accounts of their clients and who have not received instructions from their clients do not have discretion to vote on that proposal. When a broker votes a client’s shares on some but not all proposals at the Meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the Meeting but would not be considered “present” for purposes of voting on a non-discretionary proposal. Because Proposal 4, the only non-discretionary proposal, must be approved by the affirmative vote of the holders of at least 80% of the outstanding Common Stock, a broker non-vote will have the effect of a vote against Proposal 4.

Other Matters to be Acted Upon at the Meeting

We do not know of any other matters to be validly presented or acted upon at the Meeting. Under our Bylaws, no business besides that stated in the meeting notice may be transacted at any meeting of shareholders. If any other matter is presented at the Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Expenses of Solicitation

EDS is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur. Our officers and employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or e-mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners of Common Stock. We have retained MacKenzie Partners, Inc. to assist in soliciting proxies for a fee of $12,500 plus reasonable out-of-pocket expenses.

Shareholders with Multiple Accounts

Shareholders who previously have elected not to receive an annual report for a specific account may request EDS to promptly mail its 2004 Annual Report to that account by writing EDS Investor Relations, 5400 Legacy Drive, Mail Stop H1-2D-05, Plano, Texas 75024, or by calling (888) 610-1122 or (972) 605-6661.

Multiple Shareholders Sharing the Same Address

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding,” which reduces our printing costs and postage fees. Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notify us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If a shareholder of record residing at such an address wishes to receive a separate document in the future, he or she may contact our transfer agent at 1-800-937-5449 or write to American Stock Transfer & Trust Company, 59 Maiden Lane—Plaza Level, New York, NY 10038. Shareholders of record receiving multiple copies of our annual report and proxy statement may request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

Corporate Governance and Board Matters

Board of Directors

The Board of Directors is elected by and accountable to the shareholders and is responsible for the strategic direction, oversight and control of EDS. Regular meetings of the Board are generally held five or six times per year and special meetings are scheduled when necessary. The Board held nine meetings in 2004. All directors continuing in office following the Meeting attended at least 75% of the meetings of the Board and the Board committees of which they were members during 2004, other than W. Roy Dunbar, who was appointed to the Board in October 2004. Scheduling conflicts identified prior to Mr. Dunbar’s appointment to the Board prevented him from attending one of the two Board meetings scheduled for the remainder of 2004.

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in the performance of its duties and the exercise of its responsibilities to shareholders. Since the establishment of the current Board structure in 1996, the Board has continually reviewed and updated its governance practices and policies. The EDS Corporate Governance Guidelines, initially adopted in February 2003 and periodically supplemented thereafter, formally incorporate the practices and policies under which the Board has operated since its inception as well as significant additional practices and policies to assist the Board in the performance of its duties and to comply with NYSE listing rules and other legal requirements. The Guidelines cover the following principal subjects:

•	Expectations of individual directors, including understanding EDS’ businesses and markets, review and understanding of materials provided to the Board, objective and constructive participation in meetings and strategic decision-making processes, regular attendance at Board and Board committee meetings, and attendance at annual shareholder meetings.

•	Board selection and composition, including Board size, independence of directors, process for determination of director independence, number of independent directors, nomination and selection of directors, service on other boards, director retirement, separation of the Chairman and Chief Executive Officer positions, director orientation and a mandatory continuing director education program.

•	Board operations, including number of meetings, requirement for executive sessions of non-management directors, Board access to management, annual Chief Executive Officer evaluation, annual Board and Committee evaluation, management development and succession planning, retention of independent advisors and operation and composition of Board committees.

•	Other matters, including director compensation and stock ownership, prohibition on consulting agreements with directors, restrictions on charitable contributions to director-affiliated organizations, procedures for avoidance or minimization of conflicts of interest, and the Board’s policy regarding shareholder rights plans described below.

The Guidelines are posted on our website at www.EDS.com/investor/governance. Shareholders may also request a copy of the Guidelines by writing EDS Investor Relations, 5400 Legacy Drive, Mail Stop H1-2D-05, Plano, Texas 75024, or by calling (888) 610-1122 or (972) 605-6661.

The Guidelines are reviewed periodically and as necessary by the Governance Committee, and any proposed additions or amendments are presented to the full Board for its approval.

Rights Plan Policy

The Board of Directors redeemed EDS’ shareholder rights plan, sometimes referred to as a “poison pill,” in February 2005. The Board also adopted a policy to obtain shareholder approval prior to adopting any shareholder rights plan in the future unless the Board in the exercise of its fiduciary duties determines that, under the circumstances then existing, it would be in the best interest of EDS and its shareholders to adopt a rights plan without prior shareholder approval. The Board’s policy further provides that if a rights plan is adopted by the Board without prior shareholder approval, the plan must provide that it shall expire within one year of adoption unless ratified by shareholders. The Corporate Governance Guidelines have been amended to incorporate this policy.

Executive Sessions

The EDS Corporate Governance Guidelines require the non-employee directors to meet in executive session without management present from time to time, and at least twice per year. Executive sessions are a normal part of the Board’s deliberations and activities. One of these meetings is devoted to the evaluation of the Chief

Executive Officer and the recommendations of the Compensation and Benefits Committee regarding his compensation. The executive sessions are chaired on a rotating basis by the Chairpersons of the Board’s three standing Committees (a “Presiding Director”). The Chairman of the Governance Committee, Roger A. Enrico, serves as the Presiding Director through the date of the Meeting, and the Chairman of the Compensation and Benefits Committee, C. Robert Kidder, will serve as the Presiding Director thereafter until the 2006 Annual Meeting of Shareholders.

Communications with the Board

Individuals may communicate with the Presiding Director by submitting an e-mail to BoardCommunications@eds.comor sending a written communication to the following address:

Presiding Director of the EDS Board

c/o Corporate Secretary

5400 Legacy Drive, Mail Stop H3-3A-05

Plano, Texas 75024

Communications intended for any other non-management director should also be sent to the above address. Further information regarding the procedures for communications with the Presiding Director is posted on our website at www.EDS.com/investor/governance.

Director Independence

The Board assesses the independence of each non-employee director not less frequently than annually in accordance with the EDS Corporate Governance Guidelines. Under the Guidelines for Assessing Independence of EDS’ Directors (the “Independence Guidelines”), a director cannot be independent unless the Board affirmatively determines that he or she has no material relationship with EDS, either directly or as a partner, shareholder or officer of an organization that has a relationship with EDS, and has none of the other relationships listed in the guidelines that would disqualify the director from being independent under the rules of the NYSE. As contemplated by the NYSE rules, the Board also adopted categorical standards to assist in determining whether any material relationship with EDS exists. Directors who have any of the relationships outlined in such categorical standards are considered to have relationships that require a “full facts and circumstances review” by the Board in order to determine whether it constitutes a material relationship with EDS for purposes of his or her independence. The Independence Guidelines, including such categorical standards, are posted on our website at www.EDS.com/investor/governance.

In February 2005, the Board assessed the independence of each non-employee director under the Independence Guidelines. The Board determined, after careful review, that all non-employee directors (Mr. Dunbar, Mr. Enrico, Mr. Fisher, Mr. Kangas, Ms. Hancock, Mr. Hunt, Mr. Groves, Mr. Kidder, Dr. Rodin and Mr. Trujillo) are independent. There were no relationships outlined in the categorical standards with any non-employee director that required a “full facts and circumstances review” by the Board. In February 2004, the Board undertook a “full facts and circumstances review” of relationships in 2003 with two separate entities affiliated with Mr. Hunt reported in our 2004 proxy statement. Such facts indicated that the relationships were not material and there was no reasonable likelihood that the relationships would cause Mr. Hunt to be unduly influenced by management, to have conflicting loyalties with the interests of EDS or to be unable to critically analyze management’s approaches or recommendations. There were no payments by EDS in 2004 to either of those two entities.

In connection with its assessment of the independence of each non-employee director, the Board also determined that each member of the Audit Committee meets the additional independence standards of the NYSE and SEC applicable to Audit Committee members. Such standards require that the director not be an affiliate of EDS and cannot accept from EDS, directly or indirectly, any consulting, advisory or other compensatory fee, other than fees for serving as a director.

EDS Code of Business Conduct

EDS is committed to conducting its business ethically and with integrity. We believe that integrity is the sum of the ethical performance of the people of EDS and fosters successful long-term relationships with clients, a better overall work environment and a culture of compliance with both the letter and spirit of the law that ultimately brings value to our shareholders. The EDS Code of Business Conduct, first adopted over a decade ago, has been continually updated to reflect the values we expect of the directors, officers and employees of the entire EDS family of companies. Today the EDS Code of Business Conduct meets the standards for a “code of ethics” applicable to our principal executive officer, principal financial officer, and principal accounting officer or controller for purposes of the rules adopted by the SEC, and satisfies the requirements of the NYSE for a code of business conduct applicable to all directors, officers and employees. The EDS Code of Business Conduct is posted on our website at www.EDS.com/investor/governance/code.aspx. Shareholders may also request a copy of the Code of Business Conduct by writing EDS Investor Relations, 5400 Legacy Drive, Mail Stop H1-2D-05, Plano, Texas 75024, or by

calling (888) 610-1122 or (972) 605-6661. We will disclose any amendment or waiver of a provision of the Code of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or that relates to any element of the definition of a “code of ethics” under applicable SEC rules, as well as any amendment or waiver of the Code for any of our directors or any other executive officer, on our website at www.EDS.com/investor/governance/code.aspx not later than five business days following the date of the amendment or waiver.

Committees of the Board

The Board of Directors has established three Committees to assist it in discharging its responsibilities: the Audit Committee; the Compensation and Benefits Committee; and the Governance Committee. Each committee is composed entirely of independent directors. The Board has adopted a written charter for each committee. Copies of these charters are posted on our website at www.EDS.com/investor/governance. Shareholders may also request a copy of any committee charter by writing EDS Investor Relations, 5400 Legacy Drive, Mail Stop H1-2D-05, Plano, Texas 75024, or by calling (888) 610-1122 or (972) 605-6661.

Audit Committee. The Audit Committee, which met 14 times in 2004, is composed of Ray J. Groves (Chairman), W. Roy Dunbar, Edward A. Kangas and Solomon D. Trujillo. Mr. Kangas was appointed to this committee in November 2004 and Messrs. Dunbar and Trujillo were appointed to this committee in January 2005. Roger A. Enrico and Ray L. Hunt served on this committee until February 2005. The Board of Directors has determined that Messrs. Groves and Kangas are audit committee financial experts within the meaning of SEC regulations, and that all members of the Audit Committee are independent within the meaning of the NYSE’s listing standards. The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of EDS’ financial statements, EDS’ compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of EDS’ internal audit function and independent auditors. Among other things, the Audit Committee appoints and determines the compensation of EDS’ independent auditors; reviews and evaluates the performance and independence of the independent auditors; reviews the scope and plans for the external and internal audits; reviews and discusses reports from the independent auditors regarding critical accounting policies, alternative treatments of financial information and other matters; reviews significant changes in the selection or application of accounting principles; reviews the internal control report of management, any issues regarding the adequacy of internal controls and any remediation efforts; reviews legal matters that could materially impact EDS’ financial statements; reviews the EDS Code of Business Conduct to determine whether it complies with applicable law and discusses reports from the Office of Ethics and Business Conduct concerning compliance with the Code of Business Conduct; and reviews EDS’ guidelines and policies with respect to risk assessment and risk management. The Committee also reviews with management and the independent auditors EDS’ quarterly and annual financial statements and other public financial disclosures prior to their public release. The report of the Audit Committee is included below.

Compensation and Benefits Committee. The Compensation and Benefits Committee, which met seven times in 2004, is composed of C. Robert Kidder (Chairman), Roger A. Enrico and Ellen M. Hancock. Richard Fisher and Judith Rodin served on this committee until February 2005, at which time Mr. Enrico was appointed to the committee. This committee reviews and approves annual goals and objectives relevant to the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance against such goals and objectives. The committee also approves all salary and other compensation of our other executive officers and approves performance goals for all performance-based executive plans. It also reviews and approves all new benefit and equity compensation plans and programs, as well as amendments to existing plans and programs, and reviews and makes recommendations to the Board regarding director compensation.

Governance Committee. The Governance Committee, which met six times in 2004, is composed of Roger A. Enrico (Chairman), Ellen M. Hancock, Ray L. Hunt and C. Robert Kidder. Judith Rodin served on this committee until February 2005, at which time Mr. Hunt was appointed to the committee. The Governance Committee develops, and makes recommendations to the Board for approval of, our policies and practices related to corporate governance, including the EDS Corporate Governance Guidelines. In addition, the committee develops the criteria for the qualification and selection of candidates for election to the Board, including the standards and processes for determining director independence, and makes recommendation to the Board regarding such candidates as well as the appointment of directors to serve on Board committees. The committee is also responsible for the development and oversight of the company’s director orientation and education programs. The committee recommends to the Board the election of the Chairman and the Chief Executive Officer, reviews the Chief Executive Officer’s recommendations regarding the election of other principal officers, reviews and develops with the Chief Executive Officer management succession plans, and makes recommendations regarding shareholder proposals. The procedures for submission by a shareholder of a director nominee or other proposal are described under “Shareholder Proposals and Nomination of Directors” below.

Director Qualifications

The Governance Committee will select nominees for director on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that they will be able to serve on the Board for a sustained period. To be recommended by the Governance Committee for election to the Board, a nominee must also meet the expectations for individual directors set forth in the EDS Corporate Governance Guidelines, including understanding EDS’ businesses and the marketplaces in which it operates. In addition, a nominee must not have conflicts or commitments that would impair his or her ability to attend scheduled Board meetings or annual shareholders meetings, not hold positions that would result in a violation of legal requirements, and meet any applicable legal or regulatory requirements for directors of government contractors. In selecting nominees, the Governance Committee will also consider the nominee’s global experience, experience as a director of a large public company and knowledge of particular industries.

Identification and Evaluation of Director Candidates

The Governance Committee uses a variety of means for identifying nominees for director, including third-party search firms and recommendations from current Board members and shareholders. In determining whether to nominate a candidate, the Governance Committee considers the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing needs, and then assesses the need for new or additional members to provide those capabilities. In most instances, all members of the Governance Committee, as well as one or more other directors, will interview a prospective candidate. The Governance Committee will also contact any other sources, including persons serving on another board with the candidate, it deems appropriate to develop a well-rounded view of the candidate. Reports from the interview with the candidate and/or Governance Committee members with personal knowledge and experience with the candidate, information provided by other contacts, the candidate’s resume, and any other information deemed relevant by the Governance Committee will be considered in determining whether a candidate should be nominated.

In evaluating whether to nominate a director for re-election, the Governance Committee will consider the following: the director’s attendance at Board and Board Committee meetings; the director’s review and understanding of the materials provided in advance of meetings and other materials provided to the Board from time to time; whether the director actively, objectively and constructively participated in such meetings and in the company’s strategic decision-making process in general; the director’s compliance with the EDS Corporate Governance Guidelines; and whether the director continues to possess the qualities and capabilities expected of Board members discussed above. The Governance Committee will also consider input from other Board members concerning the performance and independence of that director. Generally, the manner in which the Governance Committee evaluates nominees for director recommended by a shareholder will be the same as that for nominees from other sources. However, the Governance Committee will also seek and consider information concerning the relationship between a shareholder’s nominee and that shareholder to determine whether the nominee can effectively represent the interests of all shareholders.

There is one nominee this year who had not previously been elected to the Board by shareholders. W. Roy Dunbar was appointed by the Board as a director in October 2004 upon recommendation of the Governance Committee. He had been recommended to the Governance Committee by a third-party search firm.

Shareholder Proposals and Nomination of Directors

Shareholders may submit proposals, including director nominations, for consideration at future shareholder meetings.

Shareholder Proposals. For a shareholder proposal to be considered for inclusion in EDS’ proxy statement for the 2006 Annual Meeting of Shareholders, the written proposal must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Electronic Data Systems Corporation

5400 Legacy Drive, Mail Stop H3-3A-05

Plano, Texas 75024

Fax: (972) 605-5610

Our 2006 Annual Meeting of Shareholders is currently scheduled for April 19, 2006. Under SEC rules, shareholder proposals to be considered for inclusion in EDS’ proxy statement for the 2006 Annual Meeting of Shareholders must be received by the Corporate Secretary not later than December 1, 2005.

Our By-laws provide for certain procedures that shareholders must follow to introduce an item of business at an annual meeting. These provisions, which are described under “By-law Procedures” below, are separate from and in addition to the SEC Rule 14a-8 requirements that a shareholder must satisfy to have a shareholder proposal included in our proxy statement.

Nomination of Director Candidates. The Governance Committee will consider candidates recommended by shareholders who beneficially own not less than 1% of the outstanding Common Stock. Eligible shareholders wishing to make such recommendations to the Governance Committee for its consideration may do so by submitting a completed “Shareholder Recommendation of Candidate for Director” form to the Secretary of the Governance Committee by e-mail to DirectorNominations@eds.com or by mail to the following address:

Secretary of the Governance Committee

Electronic Data Systems Corporation

5400 Legacy Drive, Mail Stop H3-3A-05

Plano, Texas 75024

This form is posted on our website at www.EDS.com/investor/governance/nominations.aspx. A copy of the form may also be requested from the Secretary of the Governance Committee. Eligible shareholders who wish to recommend a nominee for election as director at the 2006 annual meeting should submit a completed form not earlier than October 1, 2005, and not later than December 1, 2005. Generally, candidates recommended by an eligible shareholder will be evaluated by the Governance Committee under the same process described above. However, the Governance Committee will not evaluate a shareholder-recommended candidate unless and until the potential candidate has indicated a willingness to serve as a director, comply with the expectations and requirements for Board service described above and provide all information required to conduct an evaluation.

Shareholders who wish to nominate a person for election as a director at the next annual meeting may do so in accordance with the By-law procedures described below, either in addition to or in lieu of making a recommendation to the Governance Committee.

By-law Procedures. Our By-laws provide for certain procedures that shareholders must follow to introduce an item of business at an annual meeting or nominate persons for election as a director. These requirements are separate from and in addition to the SEC Rule 14a-8 requirements that a shareholder must satisfy to have a shareholder proposal included in our proxy statement. These requirements are also separate from the procedures described above that a shareholder must follow to recommend a director candidate to the Governance Committee. Generally, our By-laws require that a shareholder notify the Corporate Secretary of a proposal not less than 90 days nor more than 270 days before the scheduled meeting date. The notice must include the name and address of the shareholder and of any other shareholders known by such shareholder to be in favor of the proposal, as well as a description of the proposed business and reason for conducting the proposed business at the annual meeting. If the notice relates to a nomination for director, it must also set forth the name, age, principal occupation and business and residence address of any nominee(s), the number of shares of Common Stock beneficially owned by the nominee(s) and such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC’s proxy rules.

Our By-laws are posted on our website at www.EDS.com/investor/governance. Shareholders may also contact the Corporate Secretary at the above address for a copy of the relevant By-law provisions.

Compensation of Non-employee Directors

Non-employee directors receive an annual cash retainer fee of $200,000 and an additional $15,000 for serving as chairperson of one of the Board’s three standing committees. No additional fees are paid for attending Board or Board committee meetings. Non-employee directors are also reimbursed for actual travel and out-of-pocket expenses incurred in connection with their service. Director compensation is paid annually in advance at the commencement of the director compensation period. If a director’s Board service terminates prior to the end of the director compensation period, EDS does not seek to recover any portion of the director’s compensation for that period.

The Board believes it is important to align the interests of directors with those of shareholders and for directors to hold equity ownership positions in EDS that are meaningful in their individual circumstances. Accordingly, the Board strongly encourages all non-employee directors to elect to take a significant portion of their compensation in the form of EDS equity, and has adopted director stock ownership guidelines requiring directors to hold EDS equity valued at not less than $400,000 following a designated period.

Non-employee directors have been able to elect to receive stock options and/or shares of restricted stock in lieu of all or part of their annual cash retainer, although for director compensation periods following the 2005 shareholders meeting directors will no longer be able to elect to receive stock options in lieu of any part of their cash retainer. In addition, directors may defer, in a cash account or phantom stock account, all or a portion of their annual cash retainer until up to five years after separation from the Board pursuant to the Deferred Compensation Plan for Non-employee Directors. Compensation deferred to the cash account earns interest at a rate equal to 120% of the applicable federal long-term rate published by the IRS. Compensation deferred to the phantom stock account is deemed to have purchased shares of Common Stock on the effective date of the deferral at the then fair market value of the stock. For director compensation periods following the 2004 shareholders meeting, EDS will contribute to the director’s phantom stock account an additional 10% of the number of shares of Common Stock deemed to have been purchased. The number of shares credited to the phantom stock account is adjusted periodically to reflect the payment and reinvestment of dividends on the Common Stock.

EDS does not provide retirement benefits to non-employee directors. Upon conclusion of their Board service, charter members of the Board (non-employee directors who have served on the Board since EDS became a public company in June 1996) receive a commemorative gift valued at approximately $3,500.

For director compensation periods prior to the 2004 shareholders meeting, each non-employee director received an annual cash retainer fee of $35,000, $5,000 for service as a committee chairperson, $2,500 for attendance at each Board or Board committee meeting, and an annual grant under the EDS Incentive Plan of 4,000 stock options and 500 shares of restricted stock that vested ratably over a three-year period. Under the terms of the Incentive Plan, any such options or restricted stock that have not vested at the time of the non-employee director’s resignation from the Board will automatically vest upon the Board’s acceptance of such resignation. Such automatic vesting has occurred with respect to all former non-employee directors upon the termination of their Board service.

Report of the Audit Committee

The Audit Committee reviewed and discussed with management of the company and KPMG LLP, independent auditors for the company, the audited financial statements to be included in the Annual Report on Form 10-K for the year ended December 31, 2004.

The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”, as amended.

The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Board Standard No. 1, “Independence Discussions With Audit Committees”, and has discussed with KPMG LLP its independence from the company.

In reliance on the reviews and discussions with management of the company and KPMG LLP referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

The Audit Committee reviewed management’s process to assess the adequacy of the company’s system of internal control over financial reporting and management’s conclusions on the effectiveness of the company’s internal control over financial reporting. The Audit Committee also discussed with KPMG LLP the company’s internal control assessment process, management’s assessment with respect thereto and KPMG LLP’s evaluation of the company’s system of internal control over financial reporting.

It is the responsibility of the company’s management to plan and conduct audits and determine that the company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. In giving its recommendation to the Board of Directors, the Audit Committee has relied on management’s representation that such financial statements have been prepared in conformity with generally accepted accounting principles, and the reports of the company’s independent accountants with respect to such financial statements.

Audit Committee Ray J. Groves, Chairman W. Roy Dunbar Edward A. Kangas Solomon D. Trujillo

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors is currently divided into three classes, the terms of which expire alternately over a three-year period. The Board currently has 12 directors. Richard Fisher will resign from the Board effective March 31, 2005, and Judith Rodin will not continue in office following the Meeting. Accordingly, immediately following the Meeting, the Board is expected to have 10 directors. The Board has nominated W. Roy Dunbar and Michael H. Jordan to be elected at the meeting to serve until the annual meeting in 2008 or until their successors have been duly elected and qualified, or until the earliest of their death, resignation or retirement. However, if the Board’s proposal to declassify the Board (Proposal 3 below) is approved by shareholders at the Meeting, the term of all our directors, including these two nominees, will expire at our 2006 annual meeting.

We will vote your shares as you specify in your proxy. If you sign, date and return your proxy but do not specify how you want your shares voted, we will vote them FOR the election of the nominees listed below. If due to unforeseen circumstances (such as death or disability) a nominee should become unavailable for election, the Board may either reduce the number of directors or substitute another person for the nominee, in which event your shares will be voted for that other person.

The following information regarding the nominees for director and each current director continuing in office is as of March 1, 2005.

The Board of Directors recommends a vote FOR each of the nominees for director.

W. Roy Dunbar, 43
President Global Technology and Operations of Master Card International since September 2004. Mr. Dunbar had been president, intercontinental operations of Eli Lilly and Company, responsible for its Asia, Africa/Middle East, Latin America and the Confederation of Independent States operations from January 2004 to September 2004, and was a member of Eli Lilly’s senior management forum. He had served as vice president of information technology and chief information officer of Eli Lilly since 1999. Mr. Dunbar joined Eli Lilly in 1990. He has been a director of EDS since 2004.

Michael H. Jordan, 68
Chairman and Chief Executive Officer of EDS since March 2003. Mr. Jordan was Chairman and Chief Executive Officer of CBS Corporation (formerly Westinghouse Electric Corporation) from July 1993 until December 1998. Prior to joining Westinghouse, he was a principal with the investment firm of Clayton, Dubilier and Rice from September 1992 through June 1993, Chairman of PepsiCo International from December 1990 through July 1992 and Chairman of PepsiCo World-Wide Foods from December 1986 to December 1990. Mr. Jordan has been chairman of the board of directors of eOriginal, Inc. (electronic document services) since June 1999. He is also a director of Aetna Inc.

Continuing Directors Whose Terms Expire in 2006

Ray J. Groves, 69
Senior Advisor to Marsh Inc., the insurance brokerage and risk management subsidiary of Marsh & McLennan Companies, Inc., since October 2004. Mr. Groves served as Chairman and Chief Executive Officer of Marsh Inc. from July 2003 to October 2004, President and Chief Executive Officer of Marsh Inc. from January 2003 to June 2003, and President and Chief Operating Officer of Marsh Inc. from October 2001 to January 2003. Mr. Groves served as Chairman of Legg Mason Merchant Banking, Inc. from March 1995 to September 2001. He retired as Chairman and Chief Executive Officer of Ernst & Young LLP in September 1994, which position he held since 1977. Mr. Groves is a director of Boston Scientific Corporation and The Gillette Company. Mr. Groves has been a director of EDS since 1996.

Jeffrey M. Heller, 65
Rejoined EDS in March 2003 as President and Chief Operating Officer and a director. Mr. Heller retired from EDS in February 2002 as Vice Chairman, a position he had held since November 2000. He had served as President and Chief Operating Officer of EDS from 1996 to November 2000, Senior Vice President from 1984 to 1996, and Chairman of Unigraphics Solutions Inc. (then a subsidiary of EDS) from January 1999 to February 2001. Mr. Heller joined EDS in 1968 and has served in numerous technical and management capacities. Mr. Heller is a director of Trammell Crow Company, Temple Inland Corp. and Mutual of Omaha.

Ray L. Hunt, 61
Chairman of the Board, President and Chief Executive Officer of Hunt Consolidated Inc. and Chief Executive Officer of Hunt Oil Company for more than five years. Mr. Hunt is a director of Halliburton Company and PepsiCo, Inc., a manager of Verde Group, LLC and Chairman of the Board of the Federal Reserve Bank of Dallas. He has been a director of EDS since 1996.

Edward A. Kangas, 60
Retired Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu. Mr. Kangas was Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu from 1989 to 2000 and Managing Partner of Deloitte & Touche (USA) from 1989 to 1994. Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a partner in 1975. After his retirement from Deloitte in 2000, Mr. Kangas served as a consultant to Deloitte until 2004. He is currently the Chairman of the National Multiple Sclerosis Society and a director of Eclipsys Corporation, Hovnanian Enterprises Inc. and Tenet Healthcare Corporation (for which he has served as non-executive Chairman since July 2003). Mr. Kangas has been a director of EDS since 2004.

Continuing Directors Whose Terms Expire in 2007 (or 2006 if Proposal to Declassify Board of Directors is Approved by Shareholders)

Roger A. Enrico, 60
Chairman of the Board of DreamWorks Animation SKG, Inc. since October 2004 and former Chairman and Chief Executive Officer of PepsiCo, Inc. As Chairman of DreamWorks, Mr. Enrico is involved in its investor relations, corporate strategic planning, marketing and promotional strategy, succession planning and employee development and oversees matters related to its corporate governance and Sarbanes-Oxley compliance. Mr. Enrico was Chief Executive Officer of PepsiCo, Inc. from April 1996 to April 2001, Chairman of the Board from November 1996 to April 2001, and Vice Chairman from April 2001 to April 2002. He joined PepsiCo, Inc. in 1971, became President & CEO of Pepsi-Cola USA in 1983, President & CEO of PepsiCo Worldwide Beverages in 1986, Chairman & CEO of Frito-Lay, Inc. in 1991, and Chairman & CEO of PepsiCo Worldwide Foods in 1992. Mr. Enrico was Chairman and CEO, PepsiCo Worldwide Restaurants, from 1994 to 1997. He is a director of Belo Corporation, DreamWorks Animation SKG, Inc., Target Corporation and The National Geographic Society. Mr. Enrico has been a director of EDS since 2000.

Ellen M. Hancock, 61
Former Chairman and Chief Executive Officer of Exodus Communications, Inc., a computer network and internet systems company. Ms. Hancock was Chairman of Exodus from June 2000 to September 2001, Chief Executive Officer from September 1998 to September 2001 and President from March 1998 to June 2000 (Exodus filed a voluntary petition under Chapter 11 of the federal bankruptcy laws in September 2001). She was Executive Vice President, Research and Development, Chief Technology Officer of Apple Computer Inc. from July 1996 to July 1997. Ms. Hancock previously was Executive Vice President and Chief Operating Officer of National Semiconductor and a Senior Vice President and Group Executive of International Business Machines Corporation. She is a director of Aetna Inc., Colgate-Palmolive Company and Watchguard Technologies, Inc. Ms. Hancock has been a director of EDS since 2004.

C. Robert Kidder, 60
Principal of Stonehenge Partners, Inc., a private investment firm, since April 2004. Mr. Kidder was Chairman of the Board of Borden Chemical, Inc. (formerly Borden, Inc.), a forest products and industrial chemicals company, from 1995 to April 2004 and Chief Executive Officer of Borden Chemical, Inc. from 1995 to March 2002. He served as Chairman and Chief Executive Officer of Borden Capital, Inc., a company which provided financial and strategic advice to the Borden family of companies, from November 2001 through March 2003. Mr. Kidder is a director of Morgan Stanley. He has been a director of EDS since 1996.

Solomon D. Trujillo, 53
Former Chief Executive Officer of Orange SA, a telecommunications company. Mr. Trujillo was Chief Executive Officer and a director of Orange SA from February 2003 to March 2004. He served as Chairman, President and Chief Executive Officer of US West, a telecommunications company, from 1998 to 2000. In November 2000, he was elected Chairman, President and Chief Executive Officer of Graviton, Inc., a wireless communication technology company, positions he held until February 2003. He is a director of Gannett Co., Inc., PepsiCo, Inc. and Target Corporation. Mr. Trujillo has been a director of EDS since January 2005.

Stock Ownership of Management and Certain Beneficial Owners

Stock Ownership of Directors and Executive Officers. The following table sets forth certain information regarding the beneficial ownership of Common Stock as of February 14, 2005, by each director and nominee for director, the Chief Executive Officer, the executive officers named in the Summary Compensation Table in this Proxy Statement, and all current directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than one percent of the outstanding Common Stock.

Name	Amount and Nature of Beneficial Ownership
W. Roy Dunbar	5,757	(b)
Roger A. Enrico	65,477	(a)(b)
Richard W. Fisher	6,994	(b)
Ray J. Groves	64,150	(a)(b)
Ellen M. Hancock	6,778	(a)(b)
Ray L. Hunt	123,698	(a)(b)
Edward A. Kangas	5,075	(b)
C. Robert Kidder	60,198	(a)(b)
Judith Rodin	53,395	(a)(b)
Solomon D. Trujillo	4,600
Michael H. Jordan	97,471	(a)(c)(d)(e)
Jeffrey M. Heller	989,763	(a)(c)(d)(e)
Charles S. Feld	165,308	(a)(c)(d)(e)
Robert H. Swan	259,904	(a)(c)(d)(e)
Stephen F. Schuckenbrock	115,883	(a)(c)(d)(e)
Directors and executive officers as a group (19 persons)	2,141,414	(a)-(e)

(a)	Includes shares of Common Stock which may be acquired on or before April 15, 2005, through the exercise of stock options as follows: Mr. Enrico—21,126 shares; Mr. Groves—27,383 shares; Ms. Hancock—360 shares; Mr. Hunt—33,617 shares; Mr. Kidder—39,602 shares; Dr. Rodin—23,019 shares; Mr. Jordan—40,500 shares; Mr. Heller—500,870 shares; Mr. Feld—107,935 shares; Mr. Swan—155,500 shares; Mr. Schuckenbrock—80,951 shares; and all current directors and executive officers as a group—1,121,738 shares. Does not include shares subject to options with a scheduled vesting date after April 15, 2005, regardless of whether such options provide for vesting prior to that date in the event the share price appreciates to specified levels.

(b)	Includes compensation deferrals treated as phantom stock under the Non-Employee Director Deferred Compensation Plan as follows: Mr. Dunbar—2,882 shares; Mr. Enrico—4,185 shares; Mr. Fisher—6,994 shares; Mr. Groves—34,541 shares; Ms. Hancock—6,418 shares; Mr. Hunt—26,232 shares; Mr. Kangas—5,075 shares; Mr. Kidder—10,972 shares; and Dr. Rodin—26,629 shares.

(c)	Excludes unvested restricted stock units granted under the Incentive Plan as follows: Mr. Jordan—150,000 units; Mr. Heller—267,000 units; Mr. Feld—83,658 units; Mr. Swan—46,282 units; Mr. Schuckenbrock—51,244 units; and all executive officers as a group—701,152 units. The units vest (subject to earlier vesting based on EDS’ achievement of performance goals) during the period from 2004 through the earlier of normal retirement or 2009, subject to earlier vesting under the terms of the agreements with certain executives described below.

(d)	Includes vested compensation deferrals treated as invested in Common Stock under the Executive Deferral Plan as follows: Mr. Jordan—6,633 shares; Mr. Heller—103,181 shares; Mr. Feld—6,027 shares; Mr. Swan—78,936 shares; Mr. Schuckenbrock—580 shares; and all current executive officers as a group—205,423 shares.

(e)	Includes vested compensation deferrals treated as invested in Common Stock under the 401(k) Plan as follows: Mr. Jordan—338 shares; Mr. Heller—430 shares; Mr. Feld—156 shares; Mr. Swan—105 shares; Mr. Schuckenbrock—189 shares; and all current executive officers as a group—4,612 shares.

Stock Ownership of Certain Beneficial Owners. Based on a review of filings with the SEC, we are aware of the following beneficial owners of more than 5% of the outstanding Common Stock at December 31, 2004:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Common Stock Outstanding
Dodge & Cox One Sansome St. San Francisco, CA 94104	64,312,369	(a)	12.5%
Pacific Financial Research Inc. 9601 Wilshire Blvd Beverly Hills, CA 90210	44,033,466	(b)	8.5%
Hotchkiss and Wiley Capital Management, LLC 725 S. Figueroa St Los Angeles, CA 90017	37,166,500	(c)	7.2%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	36,899,850	(d)	7.2%
State Street Bank and Trust Company 225 Franklin Street Boston, MA 02110	29,113,382	(e)	5.6%

(a)	Dodge & Cox reported sole voting power over 60,247,969 shares, shared voting power over 993,800 shares, and sole dispositive power over all shares beneficially owned.

(b)	Pacific Financial Research reported sole voting power over 41,413,466 shares, no voting power over 2,620,000 shares, and sole dispositive power over all shares beneficially owned.

(c)	Hotchkiss and Wiley reported sole voting power over 27,875,700 shares and sole dispositive power over all shares beneficially owned.

(d)	Capital Research and Management reported sole or shared voting power over no shares and sole dispositive power over all shares beneficially owned.

(e)	State Street reported sole voting power over 13,422,548 shares, shared voting power over 15,691,284 shares, and shared dispositive power over all shares beneficially owned.

Executive Compensation and Other Information

Compensation and Benefits Committee Report on Executive Compensation

The Compensation and Benefits Committee of the Board of Directors (the “Committee”) determines the compensation of EDS’ Chief Executive Officer (“CEO”) and other executive officers and oversees the administration of the company’s compensation and benefit plans for all employees of the organization. Specifically, all salary, equity-based compensation and other remuneration or benefits for executive officers, as well as the performance goals for any performance-based plans in which executive officers participate, are reviewed and approved by the Committee. In addition, the Committee annually reviews and approves corporate goals and objectives related to the CEO’s compensation, evaluates the CEO’s performance in light of such goals and objectives and sets the CEO’s compensation based on such performance. Each member of the Committee is an independent director, and no former employees of EDS serve on the Committee. The Committee met seven times in 2004 and routinely reported to the Board on its activities.

Executive Compensation Philosophy

We are committed to paying executive officers performance-oriented compensation competitive with the market in which EDS competes for talent. Our primary goals are to attract and retain accomplished executives, motivate and reward those executives responsible for driving our long-term strategic objectives, and create sustainable shareholder value.

The market for EDS’ executive talent is broader than the information technology (“IT”) services industry. Accordingly, we review survey data for two distinct comparator groups prepared by an independent third-party consulting firm. One group consists of large global corporations similar in revenue and market capitalization to EDS, most of which are outside the IT services industry, with a sector weighting similar to the composition of the S&P 500 companies. The second group consists of companies in the IT services and related industries, without regard to revenue or market capitalization. The Committee periodically reviews these comparator groups to determine whether they are a representative cross-section of the companies with which EDS competes for executive talent.

Our strategy is to target the overall level of our salary, annual bonus opportunity and long-term incentive compensation to be competitive with the 50th percentile of compensation at peer companies. Moreover, because we believe it is important to place a significant portion of each executive officer’s total compensation at risk, we seek to design our total compensation package to pay above the 50th percentile when EDS exceeds its goals and below the 50th percentile when EDS fails to meet its goals.

Components of Executive Compensation

In addition to benefit plans and programs generally available to all U.S. employees, the following are principal components of executive officer compensation:

•	Base salary

•	Annual bonus opportunity

•	Long-term equity-based incentive awards

•	Perquisites

Base Salary. We target base salaries for executive officers at the 50th percentile for similar positions at companies in the comparator groups described above. We review and approve base salaries annually relative to market survey data, individual performance and the executive’s contribution to EDS’ overall performance. An executive’s base salary may be higher or lower than the 50th percentile for his or her position depending on a combination of factors, including his or her performance, responsibilities and experience, and his or her annual bonus opportunity and long-term incentive awards.

Annual Bonus. Annual bonus compensation reflects our philosophy that a significant portion of each executive’s annual compensation be contingent upon EDS’ performance and the executive’s contribution to that performance. We review annual bonus targets used by the comparator groups in setting executive bonus targets. For 2004, annual bonus target opportunity levels were lowered to more closely align with the 50th percentile of the comparator groups. For 2005, we will maintain the realigned annual bonus targets established in 2004.

The CEO and other executive officers were eligible for a bonus in respect of 2004 financial performance under a Corporate Bonus Plan (“CBP”) established under the 2003 EDS Incentive Plan. The CBP, which also covers senior leadership employees of EDS who are not executive officers, replaces several annual bonus plans used for executive officers and other leadership groups prior to 2004 (including the Executive Bonus Plan), and allows for a common design across the organization. Bonus funding was based on cascaded metrics for corporate and functional or regional performance, with executive officer bonus funding based 100% on corporate performance metrics and funding for other participants generally based 50% on corporate performance metrics and 50% on functional or regional performance metrics. Individual bonuses for executive officers were established based on the actual achievement of results relative to a participant’s specific performance metrics, which were then adjusted +/- 50% based on our assessment of individual performance against specific objectives and goals established at the beginning of the performance year. These goals and objectives varied among executive officers depending upon the executive’s position and the operation or function for which he or she was responsible. The corporate metrics included earnings per share (“EPS”), free cash flow and total contract value of new business signings. Functional or regional metrics included unit contribution, achieving standard costs and use of capital.

In February 2005, we reviewed EDS’ financial results for 2004 to determine whether such results satisfied the financial criteria previously established under the CBP. As part of the review and as permitted under the CBP, in establishing 2004 financial results for plan purposes we adjusted reported results to reflect certain events, including gains from divestitures, earnings from discontinued operations, restructuring charges, and the write-downs related to EDS’ “other commercial contract” and NMCI asset impairment. For 2004, the CBP funded at 91.7% of the targeted payout, and bonuses will be paid to executive officers in March 2005. Although the bonus is payable in 2005, because it will be paid in respect of 2004 performance, it is reported as 2004 bonus in the Summary Compensation Table included in this Proxy Statement.

Long-Term Incentive Compensation. Long-term incentive opportunities are an important and significant element of the total compensation package for EDS executives. Similar to most IT services companies, in recent years EDS has generally awarded long-term compensation in the form of annual stock option grants, although from time to time it has awarded restricted stock and deferred stock units to a limited number of senior executives as a recruitment or retention incentive. Most stock-based awards to executives are made under the Incentive Plan (which authorizes awards of stock options, stock appreciation rights, restricted stock and other stock-based awards), the Executive Deferral Plan (which authorizes employer matching awards and discretionary awards of deferred stock units), or the Transition Inducement Plan (which is similar to the Incentive Plan, but is used exclusively for inducement grants to newly hired or transitioned employees). In granting stock-based awards, we consider the long-term incentive compensation paid for similar executive positions by the comparator groups, the number of unvested equity-based awards held by the executive and the executive’s performance. The number of shares of Common Stock we make available through equity-based awards is also influenced by expected shareholder dilution attributable to our equity award programs.

Since 2001, EDS has generally awarded to executives on an annual basis stock options that vest ratably over four years and have a 10-year term. In support of the Committee’s goal to strengthen the performance-oriented nature of its long-term incentive compensation, the 2003 and 2004 stock option grants vest 100% in four years, with accelerated vesting if EDS’ stock price appreciates to specified levels. Specifically, following the one-year anniversary of each grant date, one-half of the options may vest if the stock price closes at 130% of the grant price for 10 consecutive trading days, and after the two-year anniversary, the remaining half of the options may vest if the stock price closes at 150% of the exercise price for 10 consecutive trading days.

The primary purpose of long-term incentive compensation is to encourage executives to improve the performance and value of the company and, ultimately, create shareholder wealth. Furthermore, we believe successful long-term incentive plans should require sustained performance in order for executives to be rewarded. These fundamental principles, in addition to recent shareholder input, new accounting regulations and the competitive environment surrounding executive compensation, led us to review the continued use of employee stock options at EDS. During 2004, the Committee launched a project with management to consider long-term incentive compensation alternatives. The following were our objectives in this project:

•	Focus executives on long-term metrics that create shareholder value;

•	Address shareholder concerns regarding the use of stock options and shareholder dilution;

•	More efficient alignment between cost to EDS and perceived value of awards;

•	Recognize the impact of the Financial Accounting Standards Board’s stock-based compensation expense recognition project;

•	Attract and retain top executive talent globally; and

•	Remain competitive with changes in compensation practices.

As a result of our project, the Committee intends to significantly limit the use of annual stock option grants and instead provide annual grants of performance-vesting restricted stock units (“Performance RSUs”), commencing with our 2005 long-term incentive grant. We expect to continue to use stock options as a component of the long-term incentive compensation of our senior executives along with Performance RSUs, and to completely replace the use of stock options in favor of Performance RSUs for all other Incentive Plan participants. The vesting of Performance RSUs will be tied to EDS’ performance as measured by operating margin, asset utilization and top-line revenue growth over multiple year periods. The Committee believes the use of Performance RSUs will provide improved alignment of long-term incentive compensation with EDS’ strategic direction.

Perquisites. The Committee’s strategy is to limit the use of perquisites offered to executives. EDS provides two global executive perquisites: the Executive Physical Program designed to promote the executive’s physical health and well-being; and the Executive Financial Counseling Program intended to maximize the value of remuneration provided by EDS and minimize an executive’s time spent managing personal affairs.

Other Executive Arrangements. EDS has generally entered into severance and change-in-control employment agreements with its executive officers. Such agreements have also been provided on a limited basis to senior executives who are not executive officers, either as approved by the Committee or within guidelines established by the Committee. Over the last two years, we have standardized the terms of new and replacement severance and change of control agreements, which now must include an expiration or “sunset” provision, subject to extension with Committee approval. Additional information related to these and other arrangements with EDS’ “named executive officers” is set forth under “Employment Agreements” below. The Committee has also established a policy limiting executive severance and change-in-control benefits to 2.99 times annual target cash compensation (base salary plus bonus).

In an effort to provide more consistent treatment among senior executives, EDS now offers the Supplemental Executive Retirement Plan, or SERP, to all U.S. Vice President & General Manager level executives and above. This new policy replaces a discretionary selection process used previously. Additional information regarding the SERP is provided under “Retirement Plans” below.

Stock Ownership Guidelines

We encourage stock ownership for executive officers and other senior executives and have implemented the following stock ownership guidelines expressed as a multiple of annual base salary.

Executive Level	Stock Ownership Multiple
CEO/COO	5 times annual salary
Executive Vice President	3 times annual salary
Senior Vice President	2 times annual salary
Vice President & General Manager	2 times annual salary
Division Vice President	2 times annual salary
Vice President (Level 3)	1 times annual salary

The stock ownership multiple must be achieved by the later of December 31, 2008, or five years from an executive’s change in status.

EDS’ compensation program provides executives with multiple methods to accumulate EDS stock. These include a non-qualified deferred compensation plan that allows executives to defer base salary and annual bonus compensation into deferred EDS stock units (U.S. and UK only). The plan also provides a 401(k) make-up matching contribution, in the form of deferred EDS stock units, with respect to certain cash compensation deferred under the plan. The Committee also has the ability to award additional deferred stock units to executives under the deferred compensation plan.

Chief Executive Officer Compensation

Michael H. Jordan was appointed Chairman and Chief Executive Officer in March 2003. The principal terms of Mr. Jordan’s employment arrangements are described under “Employment Agreements” below. To establish CEO pay, we use the same principles as we do for other executive officers of the company, in addition to consideration of Section 162(m) of the Internal Revenue Code. We believe Mr. Jordan’s total compensation for 2004 is consistent with the size and mix of total compensation provided to CEOs of the comparator group companies, and appropriate for his contributions during the year.

Base Salary. Mr. Jordan has been paid an annual base salary of $1,000,000 since joining EDS, but is eligible for increases at the Committee’s discretion. For both 2004 and 2005, we determined that Mr. Jordan’s annual base salary will remain at $1,000,000 with a greater emphasis on the long-term incentive component of his compensation package.

Annual Bonus. For 2004, Mr. Jordan was awarded a cash bonus of $1,100,000, which was slightly higher than the 91.7% overall bonus funding under the CBP. We determined this payment was appropriate in light of his contributions to the company’s achievements during 2004. These include the company’s strengthened balance sheet, more competitive cost structure, improved account management and stabilization of problem contracts.

Long-Term Incentive Compensation. The Committee expects that Mr. Jordan’s 2005 long-term incentive award will be a combination of Performance RSUs and stock options, consistent with the changes to our overall long-term incentive compensation strategy for executive officers described above.

Retirement Benefits. Mr. Jordan does not participate in the EDS Supplemental Executive Retirement Plan, or SERP. The Committee believes, in light of the meaningful retirement benefits Mr. Jordan had already earned from prior employers, that his compensation package should be even more heavily weighted toward incentive compensation than is generally the case for other executives. Mr. Jordan does participate in the EDS Retirement Plan and EDS Benefit Restoration Plan. A description of his retirement benefits is set forth under “Retirement Benefits” below.

Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation to the CEO and the four other most highly compensated officers in excess of $1 million per year, provided, however, that certain “performance-based” compensation may be excluded from such $1 million deduction limitation. Our goal is to structure annual bonus awards and long-term incentive compensation in a manner such that they qualify as “performance-based” to the extent practicable. However, certain forms and amounts of compensation may exceed the $1 million deduction limitation from year to year. For 2004, the annual bonus paid to the CEO and the four other most highly compensated officers may not qualify as “performance-based” as a result of the adjustments made to reported results to reflect certain events as described above. We anticipate the $1 million level will be exceeded in 2005 with respect to the CEO and certain other executive officers as a result of restricted stock grants and other benefits previously granted to such persons.

The foregoing report on executive compensation is provided by the undersigned members of the Compensation and Benefits Committee of the Board of Directors.

Compensation and Benefits Committee
C. Robert Kidder, Chairman Roger A. Enrico Ellen M. Hancock

Summary Compensation Table

The following table sets forth information with respect to the compensation for the last three years of the Chief Executive Officer and each of the four other most highly compensated executive officers of EDS as of the end of 2004 (the “named executive officers”).

Name and Principal Position During 2004	Year	Annual Compensation			Long-Term Compensation Awards			All Other Compensation (e)
		Salary	Bonus (a)	Other Annual Compensation(b)	Restricted Stock Awards (c)		Number of Options (d)
Michael H. Jordan Chairman of the Board and Chief Executive Officer	2004 2003	$1,000,000 780,768	$1,100,000 540,000	$117,273 93,615	$	— 2,337,000	1,100,000 1,040,500	$3,075 38,651
Jeffrey M. Heller President and Chief Operating Officer (f)	2004 2003 2002	775,000 546,538 139,847	735,000 344,933 —	— — —		— 779,000 —	300,000 275,870 —	78,188 32,240 1,675
Charles S. Feld Executive Vice President, Portfolio Management	2004 2003	650,000 5,000	525,000	— 942,071		550,965 2,791,076	369,838	33,024 —
Robert H. Swan Executive Vice President and Chief Financial Officer	2004 2003	650,000 594,423	475,000 740,000	— —		— 3,000,000	200,000 293,000	134,824 131,569
Stephen F. Schuckenbrock Executive Vice President, Global Sales & Client Solutions	2004 2003	600,000 4,615	470,000	— 706,551		— 2,093,301	302,379	9,817 —

(a)	60% of targeted bonuses for 2003 was paid in the form of options to purchase Common Stock. Mr. Swan’s bonus for 2003 includes a $500,000 sign-on bonus.

(b)	For Mr. Jordan, includes: $62,842 and $36,893 for personal use of corporate aircraft in 2004 and 2003, respectively; $28,032 and $33,532 for reimbursement of financial planning and tax return preparation expenses in 2004 and 2003, respectively; and $26,399 and $23,190 in estimated personal use of car and driver provided by EDS in 2004 and 2003, respectively. The value of the personal use of corporate aircraft is based on EDS’ direct operating cost (see below for a description of this methodology). Mr. Jordan has been requested for security purposes to use an EDS provided car and driver for ground transportation in the Dallas area. EDS has estimated Mr. Jordan’s personal use of the car and driver at 25% of total usage. Accordingly, the amounts reported above represent 25% of the total cost of such car and driver (including driver’s salary, vehicle lease cost, fuel expense and smaller variable costs).

For Messrs. Feld and Schuckenbrock, represents a cash payment used to satisfy applicable tax withholdings related to restricted stock grants on December 30, 2003. See “Certain Transactions and Relationships” below.

During 2004 EDS owned and operated three airplanes and a helicopter to facilitate business travel of senior executives in as safe a manner as possible and with the best use of their time. Mr. Jordan is required by EDS to use corporate aircraft for all air travel. Certain other named executive officers (and other key executives) use the corporate aircraft for business travel and on a very limited basis for personal travel. The value of personal aircraft usage reported above is based on EDS’ direct operating cost. This methodology calculates our incremental cost based on the average weighted cost of fuel, on-board catering, aircraft maintenance, landing fees, trip-related hangar and parking costs, and smaller variable costs. Since the corporate aircraft are used primarily for business travel, the methodology excludes fixed costs which do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip-related hangar expenses. On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology.

(c)	For Messrs. Jordan and Heller, includes 150,000 and 50,000, respectively, restricted stock units awarded on March 20, 2003, upon commencement of their employment, which vest on the third anniversary of the grant date and may be sold in increments of one-third each on the vesting date and first and second anniversaries thereof.

For Mr. Swan, includes 92,564 restricted stock units and 92,564 deferred stock units, each granted on February 10, 2003, and vesting 25% annually on the first through fourth anniversaries of the grant date.

2003 restricted stock awards to Messrs. Feld and Schuckenbrock include 113,875 and 85,406 shares, respectively, awarded on December 30, 2003, in connection with the sale of their interest in Feld Partners Investments, L.P. to EDS. See “Certain Transactions and Relationships” below for a description of such transaction as well as the vesting terms for such restricted stock. The value reported above is based on the value of the Common Stock on the grant date. For purposes of the acquisition agreement for such transaction, such awards were valued at $2,791,076 and $2,093,301, respectively.

At December 31, 2004, the number and fair market value of unvested restricted stock and restricted and deferred stock units held by the named executive officers were: Mr. Jordan, 150,000 shares, $3,465,000; Mr. Heller, 267,000 shares, $6,167,700; Mr. Feld, 129,208 shares, $2,984,705; Mr. Swan, 138,846 shares, $3,207,343; and Mr. Schuckenbrock, 85,406 shares, $1,972,879.

Dividends or dividend equivalents are paid on restricted and deferred stock units reported above in the amount and at the time dividends are paid on the Common Stock.

(d)	For Messrs. Feld and Schuckenbrock, includes 269,838 and 202,379, respectively, stock options issued on January 9, 2004, in connection with the sale of their interest in Feld Partners Investments, L.P. See “Certain Transactions and Relationships” below for a description of the vesting and other terms of such options.

(e)	We provide the named executive officers with certain group insurance and other non-cash benefits generally available to all salaried employees, which are not included in this column pursuant to SEC rules. The amounts shown in this column include the following:

•	For Mr. Jordan: matching award under the Executive Deferral Plan (“EDP”) of $35,651 for 2003; and matching contributions under the 401(k) Plan of $3,075 for 2004 and $3,000 for 2003.

•	For Mr. Heller: matching awards under the EDP of $75,113 for 2004 and $29,240 for 2003; and matching contributions under the 401(k) Plan of $3,075, $3,000 and $1,675 for 2004, 2003 and 2002, respectively.

•	For Mr. Feld: matching award under the EDP of $30,836 for 2004 and matching contributions under the 401(k) Plan of $2,188 for 2004.

•	For Mr. Swan: matching awards under the EDP of $56,656 for 2004 and $33,899 for 2003; matching contributions under the 401(k) Plan of $3,075 for 2004 and $1,642 for 2003; reimbursement of relocation expenses of $75,093 and $75,279 for 2004 and 2003, respectively; and $20,749 for installation of a home security system for 2003.

•	For Mr. Schuckenbrock: matching awards under the EDP of $6,742 for 2004 and matching contributions under the 401(k) Plan of $3,075 for 2004.

(f)	Mr. Heller retired as Vice Chairman effective April 15, 2002, and rejoined EDS as President and Chief Operating Officer effective March 20, 2003.

Option Grants in 2004

The following table contains information regarding awards of stock options to the named executive officers in 2004 and the potential realizable value of such options. The hypothetical value of the options as of their grant date has been calculated using the Black-Scholes option pricing model based on the assumptions identified below. This model is only one method of valuing options, and the use of this model should not be interpreted as an endorsement of its accuracy or a forecast of possible future appreciation, if any, in the price of the Common Stock. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the Common Stock over the option exercise price at the time of exercise.

Name	Number of Securities Underlying Options Granted	% of Total Stock Options Granted to Employees in 2004	Exercise or Base Price Per Share		Expiration Date		Hypothetical Value at Grant Date (c)
Michael H. Jordan	1,100,000	3.27%		(a)	03/23/14		$8,816,500
Jeffrey M. Heller	300,000	0.89%		(a)	03/23/14		$2,404,500
Charles S. Feld	369,838	1.10%		(b)		(b)	$3,764,536
Robert H. Swan	200,000	0.59%		(b)	03/23/14		$1,652,000
Stephen F. Schuckenbrock	302,379	0.90%		(b)		(b)	$3,029,907

(a)	One-half of the options granted to Messrs. Jordan and Heller have an exercise price of $19.175 (fair market value on March 24, 2004, the date of grant) and one-half have an exercise price of $24.9275 (130% of such amount). These options vest on the third anniversary of the grant date and, once vested, may be exercised in increments of one-third each on the vesting date and first and second anniversaries thereof.

(b)

Of the options granted to Messrs. Feld and Schuckenbrock, 269,838 and 202,379, respectively, were granted on January 9, 2004, in respect of their interest in Feld Partners Investments, and have an exercise price of $23.955. See “Certain Transactions and Relationships” below for a description of the vesting and other terms of such options. The remaining options granted to such executives, and all options granted to Mr. Swan, were granted on March 24, 2004, and have an exercise price of $19.175. These options are scheduled to vest four years from the date of grant (provided that any time following the one-year anniversary of the grant date, one-half may vest if the Common Stock closes at a price of $24.9275 for 10 consecutive trading days and following the two-year anniversary of the grant date, the remaining half may vest if the Common Stock closes at a price of $28.7625 for 10 consecutive trading days) and have a term of 10 years from the grant date.

(c)	Calculated using a variation of the Black-Scholes option pricing model based upon the following assumptions: for options granted at fair market value to Messrs. Jordan and Heller, estimated time until exercise of four years, volatility rate of 67.985%, risk-free interest rate of 2.41% and dividend yield of 3.13%; for options granted at a 30% premium to Messrs. Jordan and Heller, estimated time until exercise of four years, volatility rate of 67.985%, risk-free interest rate of 2.41% and dividend yield of 2.41%; for options granted to Messrs. Feld and Schuckenbrock in respect of their interest in Feld Partners Investments, estimated time until exercise of four years, volatility rate of 67.985%, risk-free interest rate of 2.41%, and dividend yield of 2.50%; and for all other options granted to Messrs. Feld and Schuckenbrock and all options granted to Mr. Swan, estimated time until exercise of five years, volatility rate of 61.402%, risk-free interest rate of 2.84% and dividend yield of 3.13%.

Aggregated Option Exercises in 2004 and Option Values at December 31, 2004

The following table contains information about stock options exercised in 2004 by the named executive officers and the number and value of stock options held by such persons at December 31, 2004. In accordance with SEC rules, the value of unexercised options is calculated by subtracting the exercise price from $23.10, the closing price of the Common Stock on the New York Stock Exchange on December 31, 2004.

	Number of Shares Underlying Options Exercised	Value Realized	Number of Shares Underlying Unexercised Options		Value of Unexercised, In-the-Money Options
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael H. Jordan	—	—	40,500	2,100,000	$304,560	$7,341,750
Jeffrey M. Heller	—	—	500,870	1,050,000	194,542	1,884,500
Charles S. Feld	—	—	21,587	348,251	—	392,500
Robert H. Swan	—	—	155,500	337,500	1,072,173	1,733,063
Stephen F. Schuckenbrock	—	—	16,190	286,189	—	392,500

Retirement Plans

The following table indicates the estimated annual benefits payable as a single life annuity to the named executive officers, other than Mr. Jordan, upon normal retirement for the specified compensation and years of service classifications under the combined formulas of the Amended and Restated EDS Retirement Plan (the “Retirement Plan”), the EDS Benefit Restoration Plan (the “Restoration Plan”) and the EDS 1998 Supplemental Executive Retirement Plan (the “Supplemental Plan”). The Restoration Plan is a non-qualified, unfunded retirement plan intended to pay benefits to employees whose compensation and benefits under the Retirement Plan are limited under the Internal Revenue Code. The Supplemental Plan is also a non-qualified, unfunded retirement plan, intended to pay benefits to certain executive level employees whose benefits under the Retirement Plan are limited under the Internal Revenue Code. The Supplemental Plan benefit provides a target retirement income based on final average earnings (base salary plus bonus) during a 60 consecutive month period prior to retirement which is not affected by the statutory limits applicable to tax-qualified plans like the Retirement Plan. The amount of the target retirement benefit paid by the Supplemental Plan will be offset by the benefit payments received from the Retirement Plan and the Restoration Plan.

Estimated Annual Single Life Annuity Payable at Age 65

Final Average Earnings	Years of Service
	5	10	15	20	25	30
$500,000	$44,000	$89,000	$133,000	$177,000	$222,000	$266,000
$750,000	$67,000	$134,000	$202,000	$269,000	$336,000	$403,000
$1,000,000	$90,000	$180,000	$271,000	$361,000	$451,000	$541,000
$1,250,000	$113,000	$226,000	$339,000	$452,000	$565,000	$678,000
$1,500,000	$136,000	$272,000	$408,000	$544,000	$680,000	$816,000
$1,750,000	$159,000	$318,000	$477,000	$635,000	$794,000	$953,000
$2,000,000	$182,000	$364,000	$546,000	$727,000	$909,000	$1,091,000
$2,250,000	$205,000	$409,000	$614,000	$819,000	$1,023,000	$1,228,000
$2,500,000	$228,000	$455,000	$683,000	$911,000	$1,138,000	$1,366,000

As of December 31, 2004, the final average earnings for the highest five consecutive years over the last 10-year period and the eligible years of credited service for the named executive officers, other than Mr. Jordan, were as follows: Mr. Heller, $2,483,737—35 years; Mr. Feld, $655,000—12 years; Mr. Swan, $1,012,710—1 year;

and Mr. Schuckenbrock, $604,615—6 years. The salary and bonus for the most recent year considered in the calculation of final average earnings is found in the Summary Compensation Table above. Under the terms of his employment agreement, Mr. Swan was awarded an additional nine years of service for purposes of the Supplemental Plan that will become effective for vesting and benefit calculation purposes when he attains age 55. Mr. Heller, who originally retired from EDS in 2002, continues to draw monthly benefits from the Retirement Plan, the Restoration Plan, and the Supplemental Plan of $9,903.24, $41,898.75 and $45,829.60, respectively, all payable as a 75% joint and survivor annuity, and may be eligible for increased benefit payments upon his subsequent retirement.

“Compensation” under the Retirement Plan generally refers to total annual compensation (up to $205,000 for 2004 as limited by the Internal Revenue Code), together with any salary reduction contributions to the EDS 401(k) Plan and EDS Flexible Benefits Plan, and excludes benefits under the Incentive Plan and extraordinary compensation (such as moving allowances). Effective July 1, 1998, the Retirement Plan was converted to a “cash balance” plan eliminating the final average earnings formula and replacing it with a career-average earnings formula. The annual benefit payable under the Supplemental Plan for normal retirement will generally equal (i) 55% of the average of the participant’s total Compensation (based on the highest five consecutive years within the last 10 years of employment) less (ii) the maximum offset allowance that can be deducted from final average earnings. The resulting benefit is then offset by any benefit accrued under the Retirement Plan and the Restoration Plan. Supplemental Plan benefits are payable in the form of a single or joint survivor life annuity, unless otherwise elected, and can be reduced, suspended or eliminated at any time by the Compensation and Benefits Committee.

Mr. Jordan does not participate in the Supplemental Plan but does participate in the Retirement Plan and the Restoration Plan. Benefits under the Retirement Plan provide for accruals, which are expressed as monthly credits added to participants’ “personal pension accounts,” or PPA. The Restoration Plan provides for a supplemental benefit to employees equal to the amount they would have received under the Retirement Plan if compensation and annual accruals were not limited under the Internal Revenue Code. Under the Restoration Plan, EDS maintains a “restoration account,” or RA, reflecting benefit and interest credits made on behalf of a participant. Monthly credits are based on a participant’s credited years of service together with age, divided by 12. The resulting quotient is the monthly allocation percentage, which is multiplied by the participant’s monthly earnings to determine the monthly amount credited to the PPA and RA. Participants receive additional credits (i) if annual compensation exceeded $87,900 (Social Security wage base) and generally (ii) if the participant was hired or rehired by EDS after age 35. The following table indicates the estimated annual benefits payable upon retirement to Mr. Jordan for the specified compensation and years of service classifications under the Retirement Plan and the Restoration Plan. The table below shows the total credits added to Mr. Jordan’s PPA and RA in 2004, and the total PPA and RA credits as of December 31, 2004. The table also estimates the value of the December 31, 2004, PPA and RA balance converted to an annual single life annuity payable immediately. As of December 31, 2004, Mr. Jordan had one year of credited service for purposes of the Retirement Plan and Restoration Plan.

Name	Total PPA and RA Balance as of 12/31/03	Total PPA and RA Credits Added from 1/1/04 - 12/31/04	Total PPA and RA Balance as of 12/31/04	Total Estimated Annual Single Life Annuity as of 12/31/04
Michael H. Jordan	$99,960	$212,196	$312,156	$31,216

Employment Agreements

Michael H. Jordan. Mr. Jordan was appointed Chairman and Chief Executive Officer on March 20, 2003. Under the terms of his employment agreement now in effect, if his employment is involuntarily terminated without Cause (as defined), he voluntarily terminates his employment after his replacement as Chief Executive Officer is designated by the Board or becomes subject to Total Disability (as defined) or dies, he would be entitled, as his sole remedy, to a payment equal to the pro rata portion (through his termination date) of any cash bonus payable under the company’s bonus plan if and at such time as payment is made to other plan participants, and immediate vesting of the stock options and restricted stock granted upon commencement of his employment, subject to the restrictions on exercise and sale described in the Summary Compensation Table above. However, if at any time he is involuntarily terminated for Cause or voluntarily terminates his employment before his replacement as Chief Executive Officer is designated by the Board, Mr. Jordan will not be entitled to receive any of the foregoing payments and will immediately forfeit all then unvested stock options and restricted stock.

Jeffrey M. Heller. Mr. Heller rejoined EDS as President and Chief Operating Officer on March 20, 2003. Under the terms of Mr. Heller’s employment agreement now in effect, if he is involuntarily terminated without Cause (as defined), voluntarily terminates his employment after Mr. Jordan’s replacement as Chief Executive Officer is designated by the Board or becomes subject to Total Disability (as defined) or dies, he would be entitled, as his sole remedy, to a payment equal to the pro rata portion (through his termination date) of any cash bonus payable under the company’s bonus plan if and at such time as payment is made to other executives participating in that plan, and the immediate vesting of the stock options and restricted stock granted upon commencement of his employment, subject to the restrictions on exercise and sale described in the Summary Compensation Table above. However, if at any time Mr. Heller is involuntarily terminated for Cause or voluntarily terminates his employment before Mr. Jordan’s replacement as Chief Executive Officer is designated by the Board, Mr. Heller will not be entitled to receive any of the foregoing payments and will immediately forfeit all then unvested stock options and restricted stock. Mr. Heller’s agreement also provides that his service will not result in a decrease in the retirement benefit he had been entitled to receive from EDS at the time he rejoined the company.

Charles S. Feld and Stephen F. Schuckenbrock. Mr. Feld was appointed Executive Vice President—Portfolio Management and Mr. Schuckenbrock was appointed Executive Vice President – Global Sales & Client Solutions immediately following the purchase by EDS of The Feld Group, Inc. (“TFG”) in January 2004, which is described under “Certain Transactions and Relationships” below. Pursuant to an agreement with each executive dated December 30, 2003, Mr. Feld received an initial base salary of $650,000 and had an annual bonus target of 70% of his base salary, with a minimum bonus for 2004 of $455,000, and Mr. Schuckenbrock received an initial base salary of $600,000 and had an annual bonus target of 70% of his base salary, with a minimum bonus for 2004 of $420,000. In addition, EDS agreed to grant to each executive options to purchase 100,000 shares of Common Stock in connection with the company’s 2004 long-term incentive grant, which options would vest 100% in four years from the grant date with half eligible for vesting after 12 months and the other half after 24 months if the stock price increased from the grant price by 30% and 50% respectively. The agreements also provided for Messrs. Feld and Schuckenbrock to receive retention payments of $709,237 and $531,928, respectively, payable as follows: (i) one-third on the later to occur of the one-year anniversary of the executive’s hire date or the first date thereafter on which the trading price of the Common Stock exceeds $25.7463; (ii) one-third on the later to occur of the two-year anniversary of the executive’s hire date or the first date thereafter on which the trading price of the Common Stock exceeds $27.0396; and (iii) one-third on the later to occur of the three-year anniversary of the executive’s hire date or the first date thereafter on which the trading price of the Common Stock exceeds $28.3808. In each case, payment is contingent on the executive’s remaining employed by EDS at the time of payment, unless the executive’s employment had been terminated by EDS without Cause or by the executive for Good Reason or due to death or Disability (in each case as such term is defined in the executive’s option award agreement). The executives also received the restricted stock and options described under “Certain Transactions and Relationships” below.

Robert H. Swan. Mr. Swan was appointed Executive Vice President and Chief Financial Officer effective February 10, 2003. Under the terms of his employment agreement, Mr. Swan received the sign-on bonus and deferred and restricted stock grants reported for 2003 in the Summary Compensation Table above, and EDS agreed to award him a grant of at least 200,000 options at the same time and under the same terms as EDS’ 2004 long-term incentive compensation grant. Mr. Swan was also credited with an additional nine years of service for purposes of the Supplemental Plan, to become effective for vesting and benefit calculation purposes when he attains age 55. On December 21, 2004, we entered into an Executive Severance Benefit Agreement with Mr. Swan which replaced a prior severance agreement that had been scheduled to expire on December 31, 2004. Under the terms of this agreement, if Mr. Swan is involuntarily terminated without “cause” or resigns for “good reason” (as such terms are defined in the agreement) on or before December 31, 2007, he would be entitled to receive a payment equal to two times the sum of his final annual base salary and annual performance bonus target for the year in which the termination occurred. In addition, a portion of the “target award” of any unvested performance based restricted stock units awarded to him in 2005 or thereafter (prorated based on the number of months of the performance period elapsed through the termination date) will be eligible for vesting at the end of the performance period based on EDS’ actual performance relative to pre-established targets. All other then outstanding equity-based awards will immediately vest and, with respect to options, become exercisable for a period of one year following the date of termination. The agreement also provides for eligibility for up to $7,500 in financial planning/counseling services for one year following the termination date and a waiver of premiums for health care coverage for up to 18 months.

Other Executives. EDS has also entered into Executive Severance Benefit Agreements with a limited number of other executives who are not “named executive officers.” Such agreements have terms generally similar to the agreement with Mr. Swan described above, but with severance payments ranging from one to two times the sum of the executive’s base salary and bonus target, depending on the executive. An officer entitled to receive benefits following a termination of employment under an Executive Severance Benefit Agreement or a Change of Control Employment Agreement described below may elect to receive benefits under either agreement, but not both.

Change of Control Employment Agreements

For purposes of the Change of Control Employment Agreements with the named executive officers described below, a “Change of Control” generally includes the occurrence of any of the following: (i) any person, other than exempt persons, becomes a beneficial owner of more than 50% of EDS’ voting stock; (ii) a change in a majority of the Board, unless approved by a majority of the incumbent board members; (iii) the approval by shareholders of a reorganization, merger or consolidation in which (x) existing EDS shareholders would not own more than 50% of the common stock and voting stock of the resulting company, (y) a person would own 50% or more of the common or voting stock of the resulting company or (z) less than a majority of the board of the resulting company would consist of the then incumbent members of the EDS Board; or (iv) the approval by shareholders of a liquidation or dissolution of EDS, except as part of a plan involving a sale to a company of which following such transaction (x) more than 50% of the common stock and voting stock would be owned by existing EDS shareholders, (y) no person (other than exempt persons) would own more than 50% of the common stock or voting stock of such company and (z) at least a majority of its board of directors would consist of the then incumbent members of the EDS Board. For purposes of Mr. Swan’s agreement, a “Potential Change of Control” generally includes: (i) the commencement of a tender or exchange offer that, if consummated, would result in a Change of Control; (ii) EDS entering into an agreement which, if consummated, would constitute a Change of Control; (iii) the commencement of an election contest subject to certain proxy rules; or (iv) the occurrence of any other event that the Board determines could result in a Change of Control.

In February 2004, at the request of the Compensation and Benefits Committee, Messrs. Jordan, Heller and Swan each agreed to amend the terms of their agreements to provide for the more restrictive definition of “Change of Control” described in the preceding paragraph. Prior to such amendments, a Change of Control would be deemed to have occurred for purposes of their agreements upon the acquisition by any person of more than 15% of EDS’ voting stock, rather than 50% as in the amended agreements. The agreements entered into with Messrs. Feld and Schuckenbrock described below also have the more restrictive definition of Change of Control. Although there remain in effect Change of Control Agreements with a small number of non-executive officers that have the prior, less restrictive definition of the term, it is the intent of the Compensation and Benefits Committee that any future agreements reflect the more restrictive definition of that term.

Michael H. Jordan and Jeffrey M. Heller. EDS has entered into a limited Change of Control Agreement with each of Mr. Jordan and Mr. Heller. Under the terms of those agreements, upon the consummation of a Change of Control all outstanding deferred and restricted stock and stock options held by them would immediately vest and be free of any restrictions on sale (other than the restrictions on sale covering the restricted stock and options awarded upon the commencement of their employment, which would continue), and such awards shall be exercisable for a period of one year from the accelerated vesting (or any longer term set forth in the applicable award). The Change of Control Agreements with Messrs. Jordan and Heller do not provide for the payment of any salary or bonus with respect to the period following the Change of Control. The agreements provide that the executives would be entitled to receive a payment sufficient to pay the after-tax cost of any excise tax due as a result of the Change of Control. In February 2004, at the request of the Compensation and Benefits Committee, the agreements with each of these executives were amended to provide for the more restrictive definition of “Change of Control” described below. Such amendments also provided for the vesting of all deferred and restricted stock and stock options held by the executive upon the consummation of a Change of Control as described above. Prior to that amendment, only the restricted stock and options awarded upon the commencement of these executives’ employment would have vested upon a Change of Control.

Robert H. Swan. EDS has entered into a Change of Control Employment Agreement with Mr. Swan dated February 4, 2003, having terms similar to agreements entered into with executive officers and certain other persons prior to 2003. Under that agreement, upon the occurrence of certain events involving a “Potential Change of Control” or a “Change of Control,” Mr. Swan’s employment will be continued for an “employment period” of three years. Following a Potential Change of Control, the employment period may terminate (but the agreement will remain in full force and a new employment period will apply to any future Change of Control or Potential Change of Control) if the Board determines that a Change of Control is not likely or Mr. Swan elects to terminate his employment period as of any anniversary of the Potential Change of Control. Throughout the employment period, Mr. Swan’s position, authority and responsibilities will not be diminished from the most significant held at any time during the 90-day period immediately prior to the commencement of the employment period, and his compensation will continue on a basis no less favorable than it had been during that period. The employment period may terminate (i) upon his death or after 180 days of continuing disability, (ii) at EDS’ option if he is terminated for Cause (as defined) and (iii) at Mr. Swan’s option for any reason during the 180-day period beginning 60 days after a Change of Control (a “window period”) or at any time for Good Reason (as defined). If during the employment period Mr. Swan’s employment is terminated by EDS other than for Cause or Disability, or by him for any reason during a window period or for Good Reason at any time, he may receive the following: (i) his then current salary and bonus throughout the remainder of the employment period; (ii) the cash value of his retirement and 401(k) benefits to the end of the employment period; (iii) under certain circumstances, a pro rata portion of the equity-based awards he would have received had his employment continued; and (iv) continued coverage under welfare benefit plans until the end of the employment period. In addition, all unvested equity-based awards will immediately vest and become exercisable, and their term will be extended for up to one year following termination of employment (or any longer exercise term set forth in the award). Mr. Swan may also elect to cash out equity-based awards at the highest price per share paid by specified persons during the employment period or the prior six months. In the event of Mr. Swan’s death (other than during a window period), his legal representatives will receive his then current salary for one year from the date of death and the continuation of welfare benefits until the end of the employment period. In addition, all equity-based awards will immediately vest and become exercisable for up to one year following death (or any longer period set forth in the award). Mr. Swan’s legal representatives may cash out equity-based awards at the highest price per share paid by specified persons during the employment period or the prior six months. Upon termination due to Disability, Mr. Swan would be entitled to receive the same amounts and benefits as would be provided upon death. If Mr. Swan’s employment is terminated, other than during a window period, by EDS for Cause or by him other than for Good Reason, he will be entitled to receive only the compensation and benefits earned as of the date of termination.

Charles S. Feld and Stephen F. Schuckenbrock. EDS entered into a Change of Control Employment Agreement in January 2004 with each of Mr. Feld and Mr. Schuckenbrock. The agreements with these executives reflect significant revisions from the terms of the Change of Control Employment Agreements generally entered into with executives prior to 2003 (including the agreement with Mr. Swan described above), and it is the intent of the Compensation and Benefits Committee that these new agreements serve as the model for any Change of Control Employment Agreements entered into with EDS executives in the future. Specifically, the agreements with Messrs. Feld and Schuckenbrock do not provide for an “employment period” to commence upon a Potential Change of Control but rather only upon the occurrence of a Change of Control. In addition, such agreements do not provide for a “window period” following the Change of Control during which the executive could terminate his employment and still be entitled to benefits under this agreement (unless the executive was able to terminate his employment for Good Reason, which generally includes a reduction in base salary of more than 25% or requiring the executive to be based at a location more than 50 miles from his location prior to the Change of Control). These agreements also have an expiration date of December 31, 2005.

Under the terms of the agreements with Messrs. Feld and Schuckenbrock, in the event of the occurrence of a Change of Control the executive’s employment will be continued for an employment period of two years. Throughout the employment period, the executive will continue to receive the same base salary he was receiving immediately prior to the Change of Control and will remain eligible to receive bonuses and other short-term incentive compensation and participate in all long-term, stock-based and other incentive plans and welfare benefit plans generally available to peer executives until the end of the employment period. If during the employment period the executive’s employment is terminated by EDS other than for Cause or Disability, or by the executive for Good Reason, the executive may receive his unpaid salary through the date of termination and a lump sum payment equal to 2.99 times the sum of the executive’s final annual base salary and annual performance bonus target for the year in which he is terminated. In addition, all deferred and restricted EDS stock units and/or stock options awarded to the executive that are outstanding on the date of termination shall immediately vest, be free of any restrictions on sale or transfer and, with regard to all stock options (other than those awarded as part of the acquisition of TFG, which shall be exercisable for the period of time provided for in the applicable award) shall be exercisable for one year from the date of termination. See “Certain Transactions and Relationships” below for a description of the terms of the options and restricted stock awarded to these executives as part of the acquisition of TFG. If the executive’s employment is involuntarily terminated for Cause, death or disability during the employment period, or the executive voluntarily terminates his employment other than for Good Reason, EDS shall pay all accrued but unpaid salary through the date of termination and shall have no other severance obligations to the executive under this agreement.

Certain Transactions and Relationships

On January 9, 2004, EDS acquired all of the capital stock of The Feld Group, Inc. a privately-held technology management consultancy. The aggregate purchase paid for TFG was comprised of the following: (i) to Mobius Venture Capital, which held a 40% interest in TFG, $37 million in cash and warrants to purchase 898,921 shares of Common Stock at an exercise price of $23.95 per share, and (ii) to other shareholders and employees of TFG, an aggregate of (a) 939,447 shares of restricted Common Stock, with a value of $22,567,144 as of the closing date, (b) options to purchase 2,287,363 shares of Common Stock at an exercise price of $23.955 per share, (c) $4,501,081 in cash, (d) $5,197,631 in cash in respect of a portion of the federal income tax obligations of certain selling shareholders arising out of the transaction, and (e) up to $4,078,112 in the form of a retention bonus, one-third of which would be payable if the trading price of the Common Stock meets or exceeds $25.75 between the first and fifth anniversaries of the closing date, one-third if that trading price meets or exceeds $27.04 between the second and fifth anniversaries of the closing date, and one-third if that trading price meets or exceeds $28.38 between the third and fifth anniversaries of the closing date (a “retention amount”).

Charles Feld and Stephen Schuckenbrock were limited partners of Feld Partners Investments, L.P., which held common stock and preferred stock of TFG. Immediately following the transaction, Mr. Feld was appointed Executive Vice President – Portfolio Management of EDS and Mr. Schuckenbrock was appointed Executive Vice President – Global Sales & Client Solutions. The purchase price described above included the following amounts paid or payable to Messrs. Feld and Schuckenbrock in respect of their interest in Feld Partners Investments, L.P.: (a) 113,875 and 85,406 shares, respectively, of restricted Common Stock, with a value of $2,791,076 and $2,093,301, respectively, as of the closing date, (b) options to purchase 269,838 and 202,379 shares of Common Stock, respectively, with an exercise price of $23.96 per share, (c) $578,301 and 433,726 in cash, respectively, (d) $942,070 and $706,550 in cash, respectively, in respect of a portion of their federal income tax obligations arising out of the transaction, and (e) eligibility for the retention amounts described under “Employment Agreements” above. The restricted stock granted to Messrs. Feld and Schuckenbrock will vest (subject to the executive’s continued employment as described below) 40% on January 9, 2005, 30% on January 9, 2006, and 30% on January 9, 2007. The options granted to such executives have a five-year term and will vest (subject to the executive’s continued employment as described below) 8% on January 9, 2004, 32% on January 9, 2005, 30% on January 9, 2006, and 30% on January 9, 2007. If the executive’s employment is terminated for any reason other than termination by EDS without Cause (as defined), termination by the executive for Good Reason (as defined) or the executive’s death or disability, then the executive will forfeit all restricted stock and options that have not yet vested as of the date of termination. If the executive’s employment is terminated by EDS without Cause, or by the executive for Good Reason, then any restricted stock or options that are unvested as of the date of termination shall immediately become vested. The restricted stock and options are also subject to forfeiture in connection with certain indemnification obligations under the agreement pursuant to which EDS acquired TFG.

Charles Feld’s son, Kenny Feld, became an employee of EDS as a result of the acquisition of TFG in January 2004. Kenny Feld joined TFG in 2002 when TFG acquired Contrado, Inc., a company he co-founded and of which he was Chief Executive Officer from 2000 to 2002. Prior to that time, Kenny Feld was employed by McKinsey and Company from 1991 to 2000. Kenny Feld receives a base salary of $300,000 per year, which is the same base salary he received at TFG, and received a bonus of $90,000 in respect of 2004 performance. In addition, he was awarded options to purchase 14,000 shares of Common Stock in connection with our 2004 long-term incentive grant. Charles Feld disclaims any interest in Kenny Feld’s compensation. In connection with the acquisition of TFG, Kenny Feld received the following in respect of his interest in Feld Partners Investments, L.P.: 21,838 shares of restricted Common Stock with a value of $532,615 as of the closing date; options to purchase 53,700 shares of Common Stock with an exercise price of $23.96 per share; and $52,855 in cash.

Jeffrey M. Heller’s son, Scott Heller, is an employee of EDS. Scott Heller receives an annual base salary of $180,000, was awarded a bonus of $25,500 in respect of 2004 performance and received commissions of $25,000 during the year. Scott Heller has been on medical leave since October 2004. Jeffrey Heller disclaims any interest in Scott Heller’s compensation.

Pursuant to the provisions of our Bylaws and indemnification agreements with current and former directors and executive officers, fees and other expenses incurred by such persons in connection with the shareholder litigation (including the consolidated securities and consolidated ERISA actions) and SEC investigation described in our Annual Report on Form 10-K are being advanced by EDS. We advanced $622,724 for legal fees and expenses related to such shareholder litigation and SEC investigation incurred during 2004 on behalf of such persons, including Ray J. Groves, C. Robert Kidder, William H. Gray, III (who served as a director until May 2004), and Robert H. Swan.

Compensation and Benefits Committee Interlocks and Insider Participation

None of the members of the Compensation and Benefits Committee are current or former officers or employees of EDS. No interlocking relationship exists between the members of our Board of Directors or our Compensation and Benefits Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required under the Exchange Act to file with the SEC and the NYSE reports of ownership and changes in ownership in their holdings of Common Stock. We assist such persons with these filings. Based on an examination of these reports and on written representations provided to EDS, we believe that all such reports were timely filed in 2004, other than a Form 4 filing for 1,422 shares withheld from Heinz L. Klein on September 1, 2004, in respect of tax withholding obligations related to the vesting of restricted stock units, which filing was made on September 10, 2004. In addition, the Form 4 filed on behalf of Richard W. Fisher on June 22, 2004, under-reported 506 phantom stock units from the deferral of his annual director fees on June 1, 2004, under the Nonemployee Director Deferred Compensation Plan and five phantom stock units from the June 10, 2004, dividend credit to his account under that plan.

Performance Graph

The following graph compares the cumulative total shareholder return on Common Stock, including reinvestment of dividends, for the last five fiscal years with the cumulative total return of the Standard & Poor’s 500 Stock Index and the Goldman Sachs Technology Services Index assuming an investment of $100 on January 1, 2000. This graph is presented in accordance with SEC requirements. You are cautioned against drawing any conclusions from this information, as past results are not necessarily indicative of future performance. This graph in no way reflects a forecast of future financial performance.

Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any future filings with the SEC by reference, including this Proxy Statement, the foregoing Report of the Compensation and Benefits Committee on Executive Compensation and the above Performance Graph are not incorporated by reference into any such filings.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee has appointed KPMG LLP (“KPMG”) as EDS’ independent auditors for the year ending December 31, 2005. That firm has been EDS’ auditors since 1984. The Board of Directors is submitting the appointment of that firm for ratification at the Meeting. A representative of KPMG is expected to be present at the Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement, should he or she so desire.

Fees Billed by Independent Auditors

The following table shows the dollar amount (in millions) of the fees paid or accrued by EDS for audit and other services provided by KPMG in 2004 and 2003.

	2004	2003
Audit Fees	$19.7	$10.5
Audit-Related Fees	.8	.6
Tax Fees	1.1	7.8
All Other Fees	.04	.2

Total	$21.6	$19.1

Audit fees represent fees for services provided in connection with the audit of our consolidated financial statements, audit of our internal control over financial reporting, review of our interim consolidated financial statements, local statutory audits, accounting consultations and SEC registration statement reviews. The increase in audit fees in 2004 is primarily due to fees related to KPMG’s audit of our internal control over financial reporting. Audit-related fees consist primarily of fees for audits of employee benefit plans and service organizations. Tax fees include fees for expatriate tax return preparation, domestic and international tax consultations, and international tax return preparation. Fees associated with expatriate tax return preparation represented the majority of the tax services provided by KPMG in 2003. EDS discontinued using KPMG for such services in 2004. Other services principally include fees for ISO 9000/14000 compliance assessments and consulting services. KPMG rendered no professional services to EDS in 2004 or 2003 with respect to financial information systems design and implementation.

All audit services, audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee charter provides for pre-approval of any audit or non-audit services provided to EDS by its independent auditors. However, pre-approval is not necessary for non-audit services if: (i) the aggregate amount of all such non-audit services provided to EDS constitutes not more than 5 percent of the total fees paid by EDS to its independent auditors during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by EDS at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee. The Audit Committee may delegate to one or more of its members pre-approval authority with respect to all permitted audit and non-audit services, provided that any services pre-approved pursuant to such delegated authority shall be presented to the full Audit Committee at its next regular meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG as independent auditors for 2005.

PROPOSAL 3: BOARD OF DIRECTORS PROPOSAL TO AMEND CERTIFICATE OF

INCORPORATION TO DECLASSIFY BOARD OF DIRECTORS AND

PROVIDE FOR ANNUAL ELECTION OF DIRECTORS

Article FIFTH of our Restated Certificate of Incorporation provides that the Board of Directors be divided into three classes, as nearly equal in number as possible, with members of each class serving three-year terms. To implement the annual election of directors our Restated Certificate of Incorporation must be amended.

The Board of Directors has adopted resolutions, subject to shareholder approval, approving and declaring the advisability of an amendment to our Restated Certificate of Incorporation to declassify the Board of Directors. The proposal would allow for the annual election of all directors commencing with the 2006 annual meeting. The proposed amendments to the Restated Certificate of Incorporation are set forth in Annex A, with deletions indicated by strikeout and additions indicated by underline.

If shareholders approve this proposal, the terms for all of our directors would end at the 2006 annual meeting and any director appointed as a result of a newly created directorship or to fill a vacancy would also hold office until the 2006 annual meeting. Beginning with the 2006 annual meeting, directors would be elected for one-year terms at each annual meeting.

If shareholders do not approve this proposal, the Board will remain classified, the directors elected at the Meeting will be elected for a three-year term, and all other directors would continue in office for the remaining term of their class to which they were elected or appointed.

Our classified board structure has been in place since we became a publicly held company in 1996. Classified boards have been widely adopted and have a long history in corporate law. Proponents of classified boards assert they provide continuity and stability in the management of the business and affairs of a company because a majority of directors always have prior experience as directors of the company. Proponents further assert that classified boards may enhance shareholder value by forcing a potential acquirer to negotiate directly with the board of a target company because the acquirer is unable to replace the entire board in a single election. However, many investors and others have begun to view classified boards as having the effect of reducing the accountability of directors. They argue that the election of directors is the primary means for shareholders to influence corporate governance policies and that a classified board structure reduces the accountability of directors because shareholders are unable to evaluate and elect all directors on an annual basis.

The Governance Committee and the full Board of Directors have considered carefully the advantages and disadvantages of maintaining a classified board structure. After this review, the Board of Directors, upon the recommendation of the Governance Committee, has determined that it is an appropriate time to propose declassifying the Board. The Board is committed to principles of corporate democracy and is mindful that in 2004 a shareholder proposal requesting that directors take the steps necessary to declassify the Board was approved by a majority of the votes cast for the proposal. Consistent with our corporate governance policies, the Board welcomes being held accountable to shareholders and allowing them to register their views on the Board’s performance on an annual basis.

The Board of Directors has already approved amendments to our Bylaws that, upon approval of this proposal, would make them consistent with the amendments to the Restated Certificate of Incorporation contained in Annex A.

The affirmative vote of at least 80% of all outstanding shares of Common Stock is required for approval of this proposal. An abstention on this proposal is not an affirmative vote and therefore will have the same effect as a negative vote on this proposal. Therefore, it is important that you vote your shares either at the Meeting or by proxy.

The Board of Directors recommends a vote “FOR” the proposal to amend the Restated Certificate of Incorporation to declassify the Board of Directors and provide for annual election of directors.

PROPOSAL 4: BOARD OF DIRECTORS PROPOSAL TO AMEND CERTIFICATE OF

INCORPORATION TO ELIMINATE SUPERMAJORITY VOTE REQUIREMENTS

Article EIGHTH of our Restated Certificate of Incorporation requires a supermajority shareholder vote to approve certain business combinations. Article NINTH of our Restated Certificate of Incorporation requires a supermajority shareholder vote to approve amendments to certain provisions of the Restated Certificate of Incorporation or for shareholders to approve any amendment to our Bylaws. The Board of Directors has adopted resolutions, subject to shareholder approval, approving and declaring the advisability of amendments to our Restated Certificate of Incorporation to eliminate these supermajority vote requirements. The proposed amendments to the Restated Certificate of Incorporation are set forth in Annex B, with deletions indicated by strikeout and additions indicated by underline.

Supermajority vote provisions were included in our Restated Certificate of Incorporation at the time we became a publicly traded company in 1996. Such provisions are generally intended to encourage a person making an unsolicited bid for a company to negotiate with the Board of Directors to reach terms that are fair and provide the best results for all shareholders. Without such provisions it may be possible for the holders of a majority of the shares represented at a meeting to take actions that would give them effective control of the company without negotiating with the Board to achieve the best results for other shareholders. However, many investors and others have begun to view these provisions as conflicting with principles of good corporate governance. While these measures can be beneficial, the Board recognizes there are also compelling arguments for having a lower threshold for shareholder votes. The requirement of a supermajority vote can limit the ability of shareholders to effect change by essentially providing a veto to a large minority shareholder or group of shareholders. In addition, a lower threshold for shareholder votes can increase shareholders’ ability to effectively participate in corporate governance.

The Governance Committee and the full Board of Directors have considered carefully the advantages and disadvantages of the supermajority vote requirements in our Restated Certificate of Incorporation. After this review, the Board of Directors, upon the recommendation of the Governance Committee, has determined that it is appropriate to propose elimination of these requirements. The Board is committed to principles of corporate democracy and is mindful that a shareholder proposal requesting that directors take the steps necessary to eliminate the supermajority vote requirements has been approved by a majority of the votes cast for the proposal at our annual meetings in recent years. This determination by the Board furthers its goal of maximizing accountability to shareholders.

The proposed amendment would eliminate Article EIGHTH of our Restated Certificate of Incorporation, which applies to certain business combinations involving any person or group that beneficially owns at least 10% of our outstanding voting stock (a “related person”). Article EIGHTH, which is sometimes referred to as a “fair price” provision, requires the affirmative vote of the holders of (i) at least 80% of the outstanding voting stock and (ii) at least 66 2/3% of the outstanding voting stock not beneficially owned by the related person to approve certain transactions between the related person and EDS, including any merger, consolidation, share exchange, sale of assets having a fair market value of at least $10 million, transfer or issuance of EDS securities, liquidation, recapitalization or certain other transactions, in each case involving the related person. This voting requirement does not apply to certain transactions, including (a) any transaction in which the consideration to be received by the holders of each class of our capital stock is (x) the same in form and amount as that paid in a tender offer in which the related person acquired at least 50% of the outstanding shares of such class and which was consummated not more than one year earlier or (y) not less in amount than the highest per share price paid by the related person for shares or (b) any transaction approved by EDS’ Continuing Directors (directors who were directors prior to the time the related person became a related person, and directors recommended for election by such directors).

If Article EIGHTH is eliminated, then under the Delaware General Corporation Law the holders of only a majority of the outstanding company stock entitled to vote for the election of directors would be required to approve the business combinations described above, subject to the following exception. If the transaction constitutes a “business combination” within the meaning of Section 203 of the Delaware General Corporation Law involving a person owning 15% or more of our voting stock (referred to as an “interested stockholder”), then the transaction could not be completed for a period of three years after the date the person became an interested stockholder unless (1) the Board of Directors approved either the business combination or the transaction that resulted in the person becoming an interested stockholder prior to such business combination or transaction, (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85% of our outstanding voting stock (excluding shares owned by persons who are directors and also officers of EDS and shares owned by certain EDS employee benefit plans), or (3) the business combination was approved by the Board and by the affirmative vote of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.

The proposed amendment would also amend Article NINTH of the Restated Certificate of Incorporation, which currently requires (a) the affirmative vote of at least 80% of our outstanding voting stock to approve any amendment to Articles SIXTH, SEVENTH, EIGHTH or NINTH of the Restated Certificate of Incorporation and (b) the affirmative vote of at least 66 2/3% of our outstanding voting stock for shareholders to approve an amendment to our Bylaws. Following such amendment, a simple majority vote would be required to approve such actions. Article FIFTH relates to the Board of Directors, including the classified board and removal of directors. Article SIXTH relates to stockholder action and provides that stockholder meetings may be called only by the Board or the Chairman and that stockholder action must be taken at a meeting. Article SEVENTH provides generally that liability of directors shall be limited to the fullest extent permitted by the Delaware General Corporation Law.

The Board of Directors has already approved an amendment to our Bylaws that, upon approval of this proposal, would eliminate the current supermajority vote required for shareholders to amend the Bylaws in order to make the Bylaws consistent with the amendments to the Restated Certificate of Incorporation proposed hereby.

The affirmative vote of at least 80% of all outstanding shares of Common Stock is required for approval of this proposal. An abstention on this proposal is not an affirmative vote and therefore will have the same effect as a negative vote on this proposal. Therefore, it is important that you vote your shares either at the Meeting or by proxy.

The Board of Directors recommends a vote “FOR” the proposal to amend the Restated Certificate of Incorporation to eliminate supermajority vote requirements.

ANNEX A

PROPOSED AMENDMENTS TO CERTIFICATE OF INCORPORATION

TO DECLASSIFY BOARD OF DIRECTORS AND PROVIDE FOR

ANNUAL ELECTION OF DIRECTORS

The following provisions reflect the manner in which the applicable sections of the Restated Certificate of Incorporation of EDS (the “Certificate”) will be amended if Proposal 3 is approved by shareholders at the Meeting:

1.	Amend Paragraph (2)(d) of Article FIFTH to read in its entirety as follows:

(d) ~~(i)~~ Subject to the provisions of this Section 2(d) set forth below, t~~T~~he Directors of the Corporation, other than those who may be elected by holders of shares of one or more outstanding series of Preferred Stock under circumstances as shall be provided by the Restated Certificate of Incorporation or by any provisions established pursuant to Article FOURTH hereof, shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of Directors as possible. Each Director of the Corporation shall serve for a term ending on the third annual meeting following the annual meeting at which such Director was elected; provided, however, that the Directors of the Corporation first designated to Class I shall serve for a term expiring at the annual meeting next following the date of their designation as Class I Directors, the Directors of the Corporation first designated to Class II shall serve for a term expiring at the second annual meeting next following the date of their designation as Class II Directors, and the Directors of the Corporation first designated to Class III shall serve for a term expiring at the third annual meeting next following the date of their designation as Class III Directors. At each annual election of Directors of the Corporation, until the annual election of Directors in 2006, such Directors chosen to succeed those whose terms then expire shall be of the same class as the Directors of the Corporation they succeed. The terms of office of all Directors who are in office immediately prior to the closing of the polls for the annual election of Directors in 2006 shall expire at such time. At each annual election of Directors beginning with the 2006 annual election of Directors, the Directors shall not be classified, and the Directors, other than those who may be elected by holders of shares of one or more outstanding series of Preferred Stock under circumstances as shall be provided by the Restated Certificate of Incorporation or by any provisions established pursuant to Article FOURTH, shall hold office until the next annual election of Directors and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation or removal in accordance with the Restated Certificate of Incorporation and the Bylaws of the Corporation.

~~(ii) At each annual election of Directors of the Corporation, such Directors chosen to succeed those whose terms then expire shall be of the same class as the Directors of the Corporation they succeed, unless, by reason of any intervening changes in the authorized number of Directors of the Corporation, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of Directors of the Corporation among the classes.~~

~~(iii) Notwithstanding that the three classes of Directors of the Corporation shall be as nearly equal in number of Directors as possible, in the event of any change in the authorized number of Directors of the Corporation, each Director of the Corporation then continuing to serve as such shall nevertheless continue as a Director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal in accordance with the Restated Certificate of Incorporation and the Bylaws of the Corporation. If any newly created directorship may, consistent with the provision that the three classes shall be as nearly equal in number of Directors of the Corporation as possible, be allocated to one or two or more classes, the Board of Directors shall allocate it to that of the available classes whose terms of office are due to expire at the earliest date following such allocation.~~

A-1

2.	Amend Paragraph (4) of Article FIFTH to read in its entirety as follows:

(4) Vacancies. Unless otherwise provided by the Restated Certificate of Incorporation or by any provisions established pursuant to Article FOURTH hereof with respect to the rights of holders of shares of one or more outstanding series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of Directors of the Corporation and any vacancies on the Board of Directors resulting from death, resignation or removal in accordance with the Restated Certificate of Incorporation and the Bylaws of the Corporation shall be filled only by the affirmative vote of at least a majority of the remaining Directors of the Corporation then in office, even if such remaining Directors constitute less than a quorum of the Board of Directors. Any Director of the Corporation elected in accordance with the preceding sentence shall hold office ~~for the remainder of the full term of the class of Directors of the Corporation in which the new directorship was created or the vacancy occurred and~~ until such Director’s successor shall have been elected and qualified or until his earlier death, resignation or removal in accordance with the Restated Certificate of Incorporation and the Bylaws of the Corporation. Unless otherwise provided by the Restated Certificate of Incorporation or by any provisions established pursuant to Article FOURTH hereof with respect to the rights of holders of shares of one or more outstanding series of Preferred Stock, no decrease in the number of Directors of the Corporation constituting the Board of Directors shall shorten the term of any incumbent Director of the Corporation.

A-2

ANNEX B

PROPOSED AMENDMENTS TO CERTIFICATE OF INCORPORATION

TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

The following provisions reflect the manner in which the applicable sections of the Certificate will be amended if Proposal 4 is approved by shareholders at the Meeting:

1.	Article EIGHTH of the Certificate is deleted in its entirety:

~~EIGHTH~~:

~~(1) In addition to any other affirmative vote that may be required by law, the Restated Certificate of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided by paragraph (2) of this Article EIGHTH:~~

~~(a) any merger, consolidation or share exchange of the Corporation or any subsidiary of the Corporation with (i) any Related Person or (ii) any other Person (whether or not itself a Related Person) which is, or after such merger, consolidation or share exchange would be, an Affiliate of a Related Person; or~~

~~(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Corporation or any subsidiary of the Corporation to, with or for the benefit of any Related Person or any Affiliate of any Related Person, or by any Related Person or any Affiliate of any Related Person to the Corporation or any subsidiary of the Corporation, of any assets or properties having an aggregate Fair Market Value of $10,000,000 or more; or~~

~~(c) any issuance or transfer by the Corporation or any subsidiary of the Corporation of any securities of the Corporation or any subsidiary of the Corporation to any Related Person or any Affiliate of any Related Person (except (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of any class or series of capital stock of the Corporation or any subsidiary of the Corporation, which securities were acquired by the Related Person prior to becoming a Related Person, or (ii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of any class or series of capital stock of the Corporation or subsidiary of the Corporation, which security is distributed pro rata to all holders of shares of any class or series of capital stock of the Corporation subsequent to the time the Related Person became such, and provided in the case of this clause (ii) that there is not an increase of more than 1% in the Related Person’s proportionate share of any class or series of capital stock of the Corporation or of the outstanding Voting Stock as a result of such dividend or distribution); or~~

~~(d) any adoption of any plan or proposal by the Corporation for the liquidation or dissolution of the Corporation voluntarily caused or proposed by or on behalf of a Related Person or any Affiliate of any Related Person; or~~

~~(e) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger, consolidation or share exchange of the Corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving a Related Person) which has the effect, either directly or indirectly, of increasing by more than 1% the proportionate share of any outstanding shares of any class or series of capital stock of the Corporation, or the securities convertible into shares of any class or series of capital stock of the Corporation or any subsidiary of the Corporation, that is Beneficially Owned by any Related Person or any Affiliate of any Related Person or otherwise increasing the voting power of any outstanding shares of any class or series of capital stock of the Corporation or any subsidiary of the Corporation possessed by any such Related Person or Affiliate; or~~

~~(f) any series or combination of transactions having, directly or indirectly, the same effect as any of the foregoing; or~~

~~(g) any agreement, contract or other arrangement entered into by the Corporation providing, directly or indirectly, for any of the foregoing,~~

~~shall require the affirmative vote of holders of (x) at least 80% of the then outstanding Voting Stock, voting together as a single class and (y) at least 66-2/3% of the then outstanding Voting Stock not Beneficially Owned, directly or indirectly, by any Related Person with respect to such Business Combination, voting together as a single class. Such affirmative vote shall be required, notwithstanding the fact that no vote may be required by, or that a lesser percentage or separate class vote may be specified in, applicable law, any provision of the Restated Certificate of Incorporation other than this Article EIGHTH, the Bylaws of the Corporation or any agreement with any national securities exchange or otherwise.~~

~~(2) The provisions of paragraph (1) of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote that may be required by applicable law, any provision of the Restated Certificate of Incorporation other than this Article EIGHTH, the Bylaws of the Corporation and any agreement with any national securities exchange or otherwise, if all of the conditions specified in either of the following subparagraphs (a) or (b) are met:~~

~~(a) the cash, property, securities or other consideration to be received per share by holders of shares of each and every outstanding class or series of capital stock of the Corporation in the Business Combination is, with respect to each such class or series, either (i) the same in form and amount per share as that paid by the Related Person in a tender offer in which such Related Person acquired at least 50% of the outstanding shares of capital stock of such class or series and which was consummated not more than one year prior to the date of such Business Combination or (ii) not less in amount (as to cash) or Fair Market Value (as to consideration other than cash) as of the date of the determination of the Highest Per Share Price (as to property, securities or other consideration) than the Highest Per Share Price applicable to such class or series of shares; provided, however, that in the event of any Business Combination in which the Corporation survives, any shares retained by holders thereof shall constitute consideration other than cash for purposes of this subparagraph (a); or~~

~~(b) at least a majority of all Continuing Directors shall have expressly approved such Business Combination either in advance of or subsequent to such Related Person’s having become a Related Person.~~

~~In the case of any Business Combination with a Related Person to which subparagraph (b) above does not apply, at least a majority of all Continuing Directors, promptly following the request of a Related Person, shall determine the Highest Per Share Price for shares of each class or series of capital stock of the Corporation. Such determination shall be announced not less than five (5) days prior to the meeting at which holders of shares vote on the Business Combination. Such determination shall be final, unless the Related Person becomes the Beneficial Owner of additional shares after the date of the earlier determination, in which case at least a majority of all Continuing Directors shall make a new determination as to the Highest Per Share Price for each class or series of shares prior to the consummation of the Business Combination.~~

~~A Related Person shall be deemed to have acquired a share at the time that such Related Person became the Beneficial Owner thereof. With respect to shares owned by Affiliates, Associates and other Persons whose ownership is attributable to a Related Person, if the price paid by such Related Person for such shares is not determinable by at least a majority of all Continuing Directors, the price so paid shall be deemed to be the higher of (i) the price paid upon the acquisition thereof by the Affiliate, Associate or other Person or (ii) the share price of the shares in question at the time when the Related Person became the Beneficial Owner thereof.~~

~~(3) For purposes of this Article EIGHTH:~~

~~(a) The term “Affiliate,” used to indicate a relationship to a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.~~

~~(b) The term “Associate,” used to indicate a relationship with a specified Person, shall mean (i) any corporation, firm, partnership, association or other organization (other than the Corporation or any wholly owned subsidiary of the Corporation) of which such specified Person is a director, officer or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such specified Person has a beneficial interest of 10% or more or as to which such specified Person serves as trustee or in a similar fiduciary capacity; (iii) any Person who is a director or officer of such specified Person or any of its parents or subsidiaries (other than the Corporation or any wholly owned subsidiary of the Corporation); and (iv) any relative or spouse of such specified Person or of any of its~~

~~Associates, or any relative of any such spouse, who has the same home as such specified Person or such Associate.~~

~~(c) A Person shall be a “Beneficial Owner” of any shares of any class or series of capital stock of the Corporation (i) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or (ii) which such Person or any of its Affiliates or Associates has, directly or indirectly, (A) the right or obligation to acquire (whether such right or obligation is exercisable immediately or only after the passage of time or the occurrence of an event), pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the beneficial owner of any stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange, or (B) the right to vote or dispose of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the beneficial owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (iii) which is beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of such stock; or (iv) of which such Person would be the Beneficial Owner pursuant to the terms of Rule 13d-3 of the General Rules and Regulations under Exchange Act, as in effect on March 12, 1996. Notwithstanding anything in this definition of “Beneficial Owner” to the contrary, neither General Motors Corporation, a Delaware corporation (“GM”), the board of directors of GM, any committee of such board, any member of such board or committee, any pension plan or employee benefit plan sponsored by GM or any of its Affiliates (other than the Hourly Plan (as defined below)), nor any trustee of or other fiduciary with respect to any such other plan (when acting in such capacity) shall be deemed to be the “Beneficial Owner” of, or to “Beneficially Own,” any securities held for the benefit of the General Motors Hourly-Rate Employees Pension Plan, or any trustee of or other fiduciary with respect to such plan (when acting in such capacity) (collectively, the “Hourly Plan”), or to be an Affiliate or Associate of the Hourly Plan (and the Hourly Plan shall not be deemed to be an Affiliate or Associate of any of the foregoing), solely by virtue of the board of directors of GM or any committee thereof or the management of GM acting under the authority thereof having the right to appoint, or terminate the appointment of, trustees or investment managers for the Hourly Plan or any such other pension plan or employee benefit plan sponsored by GM or any of its Affiliates or to cause any subsidiary of GM that provides investment management services for the Hourly Plan or any such other pension plan or other employee benefit plan sponsored by GM or any of its Affiliates to appoint, or terminate the appointment of, such trustees or investment managers. Stock shall be deemed “Beneficially Owned” by the Beneficial Owner or Owners thereof.~~

~~(d) The term “Business Combination” shall mean any transaction which is referred to in any one or more of subparagraphs (a) through (g) of paragraph (1) of this Article EIGHTH.~~

~~(e) The term “Continuing Director” shall mean, with respect to a Business Combination with any Related Person, any Director of the Corporation, while a Director of the Corporation, (i) who is unaffiliated with the Related Person, and (ii) who (A) was a Director of the Corporation on or immediately before the date of consummation of the Split-Off (as hereinafter defined), or (B) became a Director of the Corporation prior to the time that the Related Person became a Related Person, or (C) was recommended or nominated to become a Director of the Corporation by at least a majority of all then Continuing Directors, acting separately or as a part of any action taken by the Board of Directors or any committee thereof. Without limiting the generality of the foregoing, a Director of the Corporation shall be deemed to be affiliated with a Related Person if such Director (i) is or at any previous time has been an officer, director, employee or general partner of such Related Person; (ii) is or at any previous time has been an Affiliate or Associate of such Related Person; (iii) is or at any previous time has been a relative or spouse of such Related Person or of any such officer, director, general partner, Affiliate or Associate; (iv) performs services for, or is a member, employee, greater than 5% stockholder or other equity owner of any organization (other than the Corporation and its subsidiaries) that~~

~~performs services for, such Related Person or any Affiliate of such Related Person, or is a relative or spouse of any such Person; or (v) was nominated for election as a Director of the Corporation by such Related Person.~~

~~(f) The term “Fair Market Value” shall mean, in the case of securities, the average of the closing sale prices during the thirty (30)-day period immediately preceding the date in question of such security on the principal United States securities exchange registered under the Exchange Act on which such security is listed (or the composite tape therefor) or, if such securities are not listed on any such exchange, the average of the closing bid quotations with respect to such security during the thirty (30)-day period preceding the date in question on the NASDAQ National Market or any similar system then in use or, if no such quotations are available, the fair market value on the date in question of such security as determined in good faith by at least a majority of all Continuing Directors; and in the case of property other than cash or securities, the fair market value of such property on the date in question as determined in good faith by at least a majority of all Continuing Directors.~~

~~(g) The term “Highest Per Share Price” shall mean (i) as to shares of any class or series of capital stock of the Corporation of which the Related Person Beneficially Owns 10% or more of the outstanding shares, the highest price that can be determined to have been paid or agreed to be paid for any share or shares of that class or series by such Related Person in a transaction that either (A) resulted in such Related Person Beneficially Owning 10% or more thereof or (B) was effected at a time when such Related Person Beneficially Owned 10% or more thereof, (ii) as to shares of any class or series of capital stock of the Corporation of which the Related Person Beneficially Owns shares, but not 10% or more of the outstanding shares, the highest price that can be determined to have been paid or agreed to be paid at any time by such Related Person for any share or shares of that class or series that are then Beneficially Owned by such Related Person or (iii) as to shares of any other class or series of capital stock of the Corporation, the amount determined by at least a majority of all Continuing Directors, on whatever basis they believe is appropriate, to be the per share price equivalent of the highest price that can be determined to have been paid or agreed to be paid at any time by the Related Person for shares of any such other class or series of capital stock of the Corporation. In determining the Highest Per Share Price, all purchases by the Related Person and its Affiliates and Associates shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person and the Highest Per Share Price will be appropriately adjusted to take into account (W) distributions paid or payable in stock, (X) subdivisions of outstanding stock, (Y) combinations of shares of stock into a smaller number of shares and (Z) similar events. Additionally, for purposes of this subparagraph (g), the price of any shares of Common Stock received by a stockholder from GM pursuant to a transaction (the “Split-Off”) in which outstanding shares of Class E Common Stock, par value $0.10 per share, of GM (“GME Stock”) are converted into shares of Common Stock, shall be the price paid for such GME Stock, as appropriately adjusted to account for the number of shares of Common Stock so received for each share of GME Stock.~~

~~(h) The term “Person” shall mean any individual, firm, corporation, partnership, limited liability company, association, joint venture, trust, estate or other entity or organization.~~

~~(i) The term “Related Person” shall mean any Person (other than the Corporation or any subsidiary of the Corporation and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any subsidiary of the Corporation or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which (i) is the Beneficial Owner of 10% or more of the aggregate voting power of all outstanding Voting Stock; or (ii) is an Affiliate of the Corporation and, at any time within the two (2)-year period immediately prior to the date in question, was the Beneficial Owner of 10% or more of the aggregate voting power of all outstanding Voting Stock; or (iii) is an assignee of or has otherwise succeeded to any shares of any class or series of capital stock of the Corporation which were at any time within the two (2)-year period immediately prior to the date in question Beneficially Owned by any Related Person, if such assignment or succession shall have occurred in the course of a privately negotiated transaction rather than an open market transaction. For the purposes of determining whether a Person is a Related Person, the number of shares of any class or series of capital stock of the Corporation deemed to be outstanding shall include shares of such class or series of which the Person is deemed the Beneficial Owner, but shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise~~

~~of conversion rights, exchange rights, warrants or options. Notwithstanding anything in this definition of “Related Person” to the contrary, the Hourly Plan shall not be a Related Person solely as a result of its becoming the Beneficial Owner of any shares of Common Stock in the Split-Off but may thereafter become a Related Person if the Hourly Plan or any Affiliate thereof shall after the Split-Off purchase or otherwise become the Beneficial Owner of additional shares of any class or series of capital stock of the Corporation constituting 1% or more of the aggregate voting power of all outstanding Voting Stock or any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of any class or series of capital stock of the Corporation constituting 1% or more of the aggregate voting power of all outstanding Voting Stock shall become an Affiliate of the Hourly Plan, unless, in either case referred to in this sentence, the Hourly Plan, together with all Affiliates thereof, is not then the Beneficial Owner of 10% or more of the aggregate voting power of all outstanding Voting Stock.~~

~~(4) Nothing contained in this Article EIGHTH shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.~~

2.	Article NINTH of the Certificate is renumbered as Article EIGHTH and amended to read in its entirety as follows:

~~NINTH~~ EIGHTH:

~~(1)~~ The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require, in addition to any other affirmative vote that may be required by law, the Restated Certificate of Incorporation or the Bylaws of the Corporation, the affirmative vote of at least a majority of the Whole Board. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws of the Corporation at any annual or special meeting, by the affirmative vote of holders of ~~at least 66-2/3%~~ a majority of the then outstanding Voting Stock, voting together as a single class, in addition to any other affirmative vote that may be required by law, the Restated Certificate of Incorporation or the Bylaws of the Corporation.

~~(2) Notwithstanding any other provision of the Restated Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other affirmative vote that may be required by law, the Restated Certificate of Incorporation or the Bylaws of the Corporation), there shall be required to amend, alter, change or repeal, directly or indirectly, or adopt any provision inconsistent with, the provisions of Article FIFTH hereof, Article SIXTH, Article SEVENTH hereof, Article EIGHTH hereof or this Article NINTH, the affirmative vote of holders of at least 80% of the then outstanding Voting Stock, voting together as a single class.~~

ANNUAL MEETING OF SHAREHOLDERS OF

ELECTRONIC DATA SYSTEMS CORPORATION

April 22, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN

1. Election of Directors:	NOMINEES:	2. Ratification of appointment of auditors.	☐	☐	☐

☐ FOR ALL NOMINEES	☐ W. Roy Dunbar ☐ Michael H. Jordan	3. Board of Directors’ proposal to repeal classified board and provide for annual director elections commencing in 2006.	☐	☐	☐

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES		4. Board of Directors’ proposal to eliminate super majority voting requirements.	☐	☐	☐

☐ FOR ALL EXCEPT (See instructions below)		This card also constitutes your voting instructions for shares held in the EDS 401(k) Plan, the EDS Puerto Rico Savings Plan, the GM Savings-Stock Purchase Program, the GM Personal Savings Plan, the Delphi Corporation Savings-Stock Purchase Program and the Delphi Corporation Personal Savings Plan, and the undersigned hereby authorizes the respective trustees/administrators of such plans to vote the shares held in the undersigned’s accounts. Generally, shares in any of these plans will NOT be voted unless this proxy (which constitutes your voting instructions) is returned, although unvoted shares in the EDS Puerto Rico Savings Plan may, and unvoted shares in the GM Savings-Stock Purchase Program and the Delphi Corporation Savings-Stock Purchase Program will, be voted in the discretion of the plans’ trustees. Unvoted shares in the EDS 401(k) Plan will be voted in the same manner and proportion as the shares of stock with respect to which voting instructions were received. Participants in the Plans mentioned above must complete, date, sign, and return their proxy card no later than 5:00 p.m. eastern time, April 20, 2005 for the shares represented by the proxy to be voted in the manner directed therein by the participant. Participants mayattend the annual meeting; however, participants may NOT vote their shares at the meeting. Plan shares must be voted as described above.
INSTRUCTION:

A “FOR” vote will be to elect the named director(s) for a three-year term (or a one-year term if the proposal to repeal the classified board structure is approved).

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

-		If you do not want to receive an Annual Report for this account, mark this box		☐

		Please check here if you plan to attend the meeting.		☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

ELECTRONIC DATA SYSTEMS CORPORATION

PROXY/VOTING INSTRUCTION CARD for the Annual Meeting of Shareholders on April 22, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes Michael H. Jordan, Robert H. Swan, and Bruce N. Hawthorne, and each or any of them with power to appoint his substitute, to vote as Proxy for the undersigned at the Annual Meeting of Shareholders to be held at the offices of EDS, 5400 Legacy Drive, Plano, TX 75024 on April 22, 2005, at 1:00 p.m., or any adjournment or postponement thereof, the number of shares which the undersigned would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where the undersigned does not specify a choice.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF SHAREHOLDERS OF

ELECTRONIC DATA SYSTEMS CORPORATION

April 22, 2005

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible. - OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephoneand follow the instructions. Have your proxy cardavailable when you call. - OR -	COMPANY NUMBER
ACCOUNT NUMBER
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN

1. Election of Directors:	NOMINEES:	2. Ratification of appointment of auditors.	☐	☐	☐

☐ FOR ALL NOMINEES	☐ W. Roy Dunbar ☐ Michael H. Jordan	3. Board of Directors’ proposal to repeal classified board and provide for annual director elections commencing in 2006.	☐	☐	☐

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES		4. Board of Directors’ proposal to eliminate super majority voting requirements.	☐	☐	☐

☐ FOR ALL EXCEPT (See instructions below)		This card also constitutes your voting instructions for shares held in the EDS 401(k) Plan, the EDS Puerto Rico Savings Plan, the GM Savings-Stock Purchase Program, the GM Personal Savings Plan, the Delphi Corporation Savings-Stock Purchase Program and the Delphi Corporation Personal Savings Plan, and the undersigned hereby authorizes the respective trustees/administrators of such plans to vote the shares held in the undersigned’s accounts. Generally, shares in any of these plans will NOT be voted unless this proxy (which constitutes your voting instructions) is returned, although unvoted shares in the EDS Puerto Rico Savings Plan may, and unvoted shares in the GM Savings-Stock Purchase Program and the Delphi Corporation Savings-Stock Purchase Program will, be voted in the discretion of the plans’ trustees. Unvoted shares in the EDS 401(k) Plan will be voted in the same manner and proportion as the shares of stock with respect to which voting instructions were received. Participants in the Plans mentioned above must complete, date, sign, and return their proxy card no later than 5:00 p.m. eastern time, April 20, 2005 for the shares represented by the proxy to be voted in the manner directed therein by the participant. Participants mayattend the annual meeting; however, participants may NOT vote their sharesat the meeting. Plan shares must be voted as described above.
INSTRUCTION:

A “FOR” vote will be to elect the named director(s) for a three-year term (or a one-year term if the proposal to repeal the classified board structure is approved).

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, asshown here:

		If you do not want to receive an Annual Report for this account, mark this box		☐

		Please check here if you plan to attend the meeting.		☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.